EXHIBIT 2.1

PURCHASE AGREEMENT

BY AND BETWEEN

LIGHTFOOT CAPITAL PARTNERS, LP

INTERNATIONAL INDUSTRIES, INC.

INTERNATIONAL RESOURCE PARTNERS GP LLC

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

AND

TORTOISE CAPITAL RESOURCES CORPORATION

AND

JAMES RIVER COAL COMPANY

AND

INTERNATIONAL RESOURCE PARTNERS GP LLC

AS AGENT

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		2
1.1	CERTAIN DEFINED TERMS.	2
1.2	OTHER INTERPRETIVE PROVISIONS.	13

ARTICLE II. PURCHASE AND SALE		14
2.1	PURCHASE PRICE.	14
2.2	THE CLOSING.	15
2.3	DELIVERIES AT THE CLOSING.	15
2.4	ESTIMATED CLOSING ADJUSTMENTS.	16
2.5	CLOSING ADJUSTMENTS.	17
2.6	PAYMENT OF THE INDEBTEDNESS.	18
2.7	ESCROW AMOUNT AND ESCROW FUND	19
2.8	ESCROW RELEASE	19

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF
IRP GP AND RESOURCE PARTNERS RELATED TO THE
ACQUIRED COMPANIES		21
3.1	ORGANIZATION.	22
3.2	AUTHORIZATION; ENFORCEABILITY.	22
3.3	INTERESTS.	22
3.4	FINANCIAL STATEMENTS.	22
3.5	ABSENCE OF UNDISCLOSED LIABILITIES.	23
3.6	NO CONFLICTS OR APPROVALS.	24
3.7	GOVERNMENTAL AUTHORIZATION.	24
3.8	COMPLIANCE; PERMITS; SELLER BONDS.	24
3.9	PROCEEDINGS; GOVERNMENTAL ORDERS.	26
3.10	ABSENCE OF CERTAIN CHANGES.	27
3.11	TAX MATTERS.	28
3.12	EMPLOYEE BENEFITS.	29
3.13	EMPLOYEES; LABOR AND EMPLOYEE RELATIONS.	31
3.14	INTELLECTUAL PROPERTY.	33
3.15	CONTRACTS.	33
3.16	ENVIRONMENTAL MATTERS.	35
3.17	INSURANCE.	37
3.18	PERSONAL PROPERTY ASSETS.	37
3.19	REAL PROPERTY	38
3.20	NO BROKERS’ OR OTHER FEES.	41
3.21	AFFILIATE TRANSACTIONS	41
3.22	CUSTOMERS AND SUPPLIERS	41
3.23	ABSENCE OF CERTAIN BUSINESS PRACTICES	41
3.24	FULL DISCLOSURE	42

i

ARTICLE IIIA. REPRESENTATIONS AND WARRANTIES OF SELLERS		42
3A.1	ORGANIZATION.	42
3A.2	AUTHORIZATION; ENFORCEABILITY.	42
3A.3	NO CONFLICTS OR APPROVALS.	42
3A.4	INTERESTS.	42

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		43
4.1	ORGANIZATION.	43
4.2	AUTHORIZATION; ENFORCEABILITY.	43
4.3	NO CONFLICTS OR APPROVALS.	43
4.4	GOVERNMENTAL AUTHORIZATION.	43
4.5	NO BROKERS’ OR OTHER FEES.	44
4.6	PERMIT BLOCKING.	44

ARTICLE V. EXCLUSIVE REPRESENTATIONS AND WARRANTIES		44
5.1	WARRANTIES EXCLUSIVE.	44

ARTICLE VI. COVENANTS AND AGREEMENTS		44
6.1	CONDUCT OF BUSINESS PRIOR TO THE CLOSING.	44
6.2	REDEMPTION.	47
6.3	ACCESS AND INVESTIGATION.	47
6.4	REQUIRED APPROVALS; CONSENTS.	47
6.5	FURTHER ACTIONS.	48
6.6	FINANCING.	48
6.7	FURTHER ASSURANCES.	51
6.8	PURCHASE PRICE DEDUCTIONS; SPECIAL INDEMNITY.	51
6.9	GUARANTEES; SELLER BONDS.	52
6.10	PERMITS.	53
6.11	CONFIDENTIALITY.	54
6.12	TAX MATTERS.	54
6.13	EMPLOYEE PLANS.	56
6.14	ANTITRUST NOTIFICATION.	56
6.15	WARN ACT.	57
6.16	SCHEDULES.	57
6.17	RELEASE.	58
6.18	EMPLOYEES.	59

ARTICLE VII. CONDITIONS PRECEDENT TO SELLERS’
OBLIGATIONS TO CLOSE		59
7.1	REPRESENTATIONS AND WARRANTIES.	60
7.2	PERFORMANCE.	60
7.3	OFFICER’S CERTIFICATES.	60
7.4	GOVERNMENTAL APPROVALS.	60
7.5	HSR ACT.	60
7.6	AVS LIST	60
7.7	SELLER GUARANTEES AND SELLER BONDS ARRANGEMENTS	60

7.8	INJUNCTIONS	60
7.9	CLOSING DELIVERIES	60

ARTICLE VIII. CONDITIONS PRECEDENT TO BUYER’S
OBLIGATIONS TO CLOSE		61
8.1	REPRESENTATIONS AND WARRANTIES.	61
8.2	PERFORMANCE.	61
8.3	OFFICER’S CERTIFICATE.	61
8.4	GOVERNMENTAL APPROVALS.	61
8.5	OTHER APPROVALS.	61
8.6	INJUNCTIONS.	61
8.7	CLOSING DELIVERIES.	61
8.8	MATERIAL ADVERSE EFFECT.	61
8.9	PERMITS.	62
8.10	REPAYMENT OF INDEBTEDNESS	62
8.11	REDEMPTION.	62
8.12	ENVIRONMENTAL REPORTS.	62
8.13	SHARED SERVICES AGREEMENT.	62

ARTICLE IX. TERMINATION		62
9.1	TERMINATION.	62
9.2	PROCEDURE AND EFFECT OF TERMINATION.	63

ARTICLE X. INDEMNIFICATION		63
10.1	INDEMNIFICATION.	63
10.2	TREATMENT OF INDEMNIFICATION PAYMENTS.	67

ARTICLE XI. MISCELLANEOUS		67
11.1	AGENT.	67
11.2	FEES AND EXPENSES.	68
11.3	GOVERNING LAW.	68
11.4	AMENDMENT.	68
11.5	ASSIGNMENT.	68
11.6	WAIVER.	68
11.7	NOTICES.	69
11.8	COMPLETE AGREEMENT.	69
11.9	COUNTERPARTS.	69
11.10	PUBLICITY.	69
11.11	HEADINGS.	70
11.12	SEVERABILITY.	70
11.13	THIRD PARTIES.	70
11.14	JURISDICTION; SERVICE OF PROCESS.	70
11.15	FURTHER ASSURANCES.	70
11.16	TIME OF THE ESSENCE.	70
11.17	CONSTRUCTION.	70
11.18	SPECIFIC PERFORMANCE.	71

11.19	WAIVER OF JURY TRIAL.	71
11.20	CONSENT OF LIMITED PARTNERS.	71

EXHIBIT A ESCROW AGREEMENT		A-1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of March 6, 2011, is entered into by and between LIGHTFOOT CAPITAL PARTNERS, LP, a Delaware limited partnership (“Lightfoot”), INTERNATIONAL INDUSTRIES, INC., a West Virginia corporation (“International Industries”), INTERNATIONAL RESOURCE PARTNERS GP LLC, a Delaware limited liability company (“IRP GP”), KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY, a Maryland limited partnership (“KED”), and TORTOISE CAPITAL RESOURCES CORPORATION, a Maryland corporation,  (“Tortoise”, and Lightfoot, International Industries, IRP GP and KED each, a “Seller” and collectively “Sellers”), JAMES RIVER COAL COMPANY, a Virginia corporation (“Buyer”), and IRP GP, solely to accept the duties herein as “Agent,” and in its individual capacity as a Seller.

WHEREAS, Lightfoot, International, IRP GP, KED and Tortoise own all the outstanding limited partnership units and general partnership units of International Resource Partners LP, a Delaware limited partnership (“Resource Partners”) as set forth on Schedule 3.3;

WHEREAS, certain individuals own limited partnership units of Resource Partners as set forth on Schedule 3.3;

WHEREAS, on or before the Closing Date, Sellers will own all of the outstanding limited partnership units and general partnership units of Resource Partners;

WHEREAS, Resource Partners owns all of the issued and outstanding membership interests of International Resources Holdings I LLC, a Delaware limited liability company (“Holdings I”) through itself and IRP WV Corp., a Delaware corporation (“IRP WV”);

WHEREAS, Holdings I owns all of the issued and outstanding membership interests of International Resources Holdings II LLC, a Delaware limited liability company (“Holdings II”);

WHEREAS, Holdings II owns all of the issued and outstanding membership interests of International Resources, LLC, a West Virginia limited liability company (“Resources”), and Resources in turn owns all of the issued and outstanding membership interests in Hampden Coal Company, LLC, a West Virginia limited liability company (“Hampden”), Rockhouse Creek Development, LLC, a West Virginia limited liability company (“Rockhouse”), Chafin Branch Coal Company, LLC, a West Virginia limited liability company (“Chafin”), Snap Creek Mining, LLC, a West Virginia limited liability company (“Snap Creek”), Logan & Kanawha Coal Co., LLC, a West Virginia limited liability company (“L&K”), and IRP Kentucky LLC, a Kentucky limited liability company (“IRP Kentucky”) and IRP Kentucky in turn owns all of the issued and outstanding membership interests in each of Laurel Mountain Resources LLC, a Kentucky limited liability company (“LMR”) and Buck Branch Resources LLC, a Kentucky limited liability company (“Buck Branch”; Buck Branch together with Hampden, Rockhouse, Chafin, Snap Creek, L&K, IRP Kentucky, and LMR, collectively, the “Companies”; and the Companies together with Resource Partners, IRP WV, Holdings I, Holdings II and Resources, collectively, the “Acquired Companies”);

WHEREAS, Resource Partners through the Acquired Companies, owns certain coal mining assets including permits, coal leases, fee mineral properties, equipment, buildings, preparation facilities, mine areas and complexes, fixtures and other assets related to the business of coal mining (“Mining Assets”); and

WHEREAS, Sellers desire to sell and Buyer desires to purchase all of the Partnership Interests, as defined herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Defined Terms.   As used in this Agreement, the following terms shall have the following meanings:

“Acquired Companies” has the meaning set forth in the recitals to this Agreement.

“Accounting Principles” has the meaning set forth in Section 2.4(a).

“Additional Reserves” has the meaning set forth in Section 2.8(b)(i).

“Adjustment Payment” has the meaning set forth in Section 2.5(f).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign tax law.

“Agent” has the meaning set forth in Section 11.1

“Agreement” means this Purchase Agreement (including the Exhibits and Schedules), as amended, modified or supplemented from time to time.

“Alternative Financing” has the meaning set forth in Section 6.6(d).

“Antitrust Authority” has the meaning set forth in Section 6.14(a).

“Antitrust Laws” has the meaning set forth in Section 6.14(a).

“Applicable Rate” has the meaning set forth in Section 2.5(f).

“Applications” has the meaning set forth in Section 3.8(c).

“Auditor” means Deloitte LLP, or such other accounting firm as the parties shall mutually agree to select.

“Audited Financials” has the meaning set forth in Section 3.4(a).

“Benefit Plan” has the meaning set forth in Section 3.12(a).

“Bonuses” has the meaning set forth in Section 6.8(b).

“Buck Branch” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Charleston, West Virginia and the City of New York, New York.

“Buyer” has the meaning set forth in the first sentence of this Agreement.

“Buyer Indemnified Taxes” means any and all Taxes together with any costs, expenses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to the determination, assessment or collection of such Taxes (a) imposed on any Acquired Company, or for which it may otherwise be liable, with respect to (i) any Tax period ending on or prior to the Closing Date or (ii) the portion of any Straddle Period (determined in accordance with Section 6.12(a)) ending on the Closing Date, (b) arising out of, in connection with, or related to, a breach of any representation or warranty set forth in Section 3.11 or covenants set forth in Section 6.12, (c) of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar state or local law or (d) of any other Person for which any Acquired Company is or has been liable as a transferee or successor, by contract or otherwise; provided, however, that any such Tax shall not be a Buyer Indemnified Tax to the extent such Tax was included as a liability in the calculation of the Closing Date Net Working Capital.

“Buyer Indemnitees” has the meaning set forth in Section 10.1(a).

“Buyer Objection Notice” has the meaning set forth in Section 2.5(b).

“Buyer Released Parties” has the meaning set forth in Section 6.17(a).

“Buyer Review Period” has the meaning set forth in Section 2.5(b).

“Buyer’s Advisors” has the meaning set forth in Section 6.3.

“Cash” has the meaning set forth in Section 2.1(a).

“Cash Portion of Purchase Price” has the meaning set forth in Section 2.1(a).

“Chafin” has the meaning set forth in the recitals to this Agreement.

“Change of Control Payments” has the meaning set forth in 6.8(b).

“Claim Amount” has the meaning set forth in Section 2.8(a) below.

“Claim Notice” has the meaning set forth in Section 2.8(a) below.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Consideration” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.5(a).

“Closing Date Net Working Capital Statement” has the meaning set forth in Section 2.5(a).

“Closing Statement” has the meaning set forth in Section 2.5(a).

“COBRA” has the meaning set forth in Section 3.12(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 6.6(a).

“Companies” has the meaning set forth in the recitals to this Agreement.

“Company Employees” has the meaning set forth in Section 3.12(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.11.

“Consent” means any consent, approval, waiver or other authorization of, with or to any Person, or the expiration or termination of the waiting period under any Law that is designed or intended to prohibit, restrict or regulate antitrust, monopolization, restraint of trade or competition, in each case required to permit the consummation of any of the Contemplated Transactions.

“Consent Fees” has the meaning set forth in Section 6.8(b)

“Contemplated Transactions” means all transactions contemplated by this Agreement.

“Contingency Obligations” has the meaning set forth in Section 6.2.

“Continuing Employees” has the meaning set forth in Section 6.13.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Current Assets” has the meaning set forth in Section 2.4(d).

“Current Liabilities” has the meaning set forth in Section 2.4(e).

“Drop Dead Date” has the meaning set forth in Section 9.1(d).

“Encumbrance” means any security interest, pledge, mortgage, lien, charge,  lease, conditional sales agreement, claim, restriction, covenant, easement, right of way, encroachment, servitude, right of first option, right of first refusal, hypothecation, adverse claim of or restriction on ownership, voting, transfer, receipt of income or use, or other encumbrance of any kind.

“Environmental Claim” means any written notice or Proceeding by any Person alleging Liability or potential Liability (including Liability or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) relating to any Environmental Losses or in respect of any Environmental Laws.

“Environmental Law” means any applicable Law relating to remediation, restoration or protection of the environment or natural resources, the storage, treatment, management, generation, transportation, or disposal of any toxic materials or waste material, whether hazardous or not, the conservation of natural resources and resource allocation (including any Law relating to development or exploitation of any natural resource) or exposure of persons or property to Hazardous Materials, including applicable Governmental Approvals pursuant to Environmental Laws and including the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Endangered Species Act, 16 U.S.C. Section 1531 et seq., the Federal Land Policy and Management Act, 43 U.S.C. Section 1701 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Surface Mining Control and Reclamation Act, 30 U.S.C. Section 1201 et seq. (“SMCRA”), and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., each as amended, and any similar state Law.

“Environmental Losses” means Losses arising from a Release of Hazardous Materials or noncompliance with any Environmental Law or Permits required pursuant to any Environmental Law.

“Equipment Leases” has the meaning set forth in Section 3.18(c).

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” has the meaning set forth in Section 3.12(a).

“Escrow Agreement” has the meaning set forth in Section 2.7 below.

“Escrow Amount” has the meaning set forth in Section 2.7.

 “Escrow Fund” has the meaning set forth in Section 2.7 below.

“Escrow Release Date” has the meaning set forth in Section 2.8(a) below.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.4(f).

“Estimated Net Working Capital has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.4(a).

“Final Purchase Price” has the meaning set forth in Section 2.5(e).

“Financing” has the meaning set forth in Section 6.6(a).

“FMLA” has the meaning set forth in Section 3.12(d).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Escrow Amount” has the meaning set forth in Section 2.7(i).

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any United States or other federal, state or local government or other political subdivision thereof, any entity, authority, tribunal, agency or body exercising executive, legislative, judicial, regulatory, fiscal or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Governmental Authorization” means permits, licenses, approvals or other authorizations issued, granted, given or otherwise made available by a Governmental Authority.

“Governmental Order” means, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.

“Hampden” has the meaning set forth in the recitals to this Agreement.

“Hazardous Materials” means any material or substance defined as a “hazardous substance,” “toxic substance,” “hazardous waste,” “solid waste,” “pollutant,” “hazardous” or “contaminant” or any other term of similar import under any Environmental Law or any other materials which are regulated or give rise to Liability under Environmental Laws.

“Holdings I” has the meaning set forth in the first sentence of this Agreement.

“Holdings II” has the meaning set forth in the first sentence of this Agreement

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any successor to such statute, rules or regulation.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to net income or profits (including, but not limited to, any capital gains or similar Tax).

“Income Tax Return” means any Tax Return relating to Income Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

 “Indebtedness” means all “indebtedness” for borrowed money of the Acquired Companies, including any notes payable, revolving credit lines, obligations in respect of letters of credit, capital lease obligations, indebtedness of another Person which is guaranteed and any other debt (other than trade accounts payable that are Current Liabilities of the Acquired Companies arising in the ordinary course of business consistent with past practices, except to the extent that such amounts have not been paid when due), including all interest accrued thereon.

“Indemnity Termination Date” has the meaning set forth in Section 10.1(c).

“Industry” shall mean the steel or coal industry.

“Intellectual Property” means all (i) patents, (ii) inventions, discoveries, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable, (iii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iv) copyrights and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world, and (vii) all registrations and applications for registration of any of the foregoing.

“International Industries” has the meaning set forth in the recitals to this Agreement.

“International Resource Partners” has the meaning set forth in the recitals to this Agreement.

“IRP Administrative” has the meaning set forth in Section 6.18.

“IRP GP” has the meaning set forth in the recitals to this Agreement.

“IRP Kentucky” has the meaning set forth in the recitals to this Agreement.

“IRP WV” has the meaning set forth in the recitals to this Agreement.

“KED” has the meaning set forth in the recitals to this Agreement.

“Knowledge” means facts or matters that such Person is actually aware of, provided such Person shall have made reasonable inquiry of those Persons who would ordinarily be expected to have knowledge of the matters represented.

“Knowledge of Buyer” means facts or matters that any of the Persons listed on Schedule 1.1(a) are actually aware of, provided that such Persons shall have made reasonable inquiry of those Persons who would ordinarily be expected to have knowledge of the matters represented.

“Knowledge of IRP GP and Resource Partners” means facts or matters that any of the Persons listed on Schedule 1.1(b) are actually aware of, provided that such Persons shall have made reasonable inquiry of those Persons who would ordinarily be expected to have knowledge of the matters represented.

“Latest Balance Sheet” has the meaning set forth in Section 3.4.

“Law” means any applicable Governmental Order or any applicable provision of any constitution, law (including principles of the common law), legally binding directive, treaty, statute, rule, regulation or order of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.19(a).

“Lenders” has the meaning set forth in Section 6.6(a).

“Liabilities” means any and all debts, claims, commitments, loss contingencies, liabilities and obligations of every kind and description whatsoever, whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, absolute or conditional, asserted or unasserted, contingent or otherwise.

“Lightfoot” has the meaning set forth in the recitals to this Agreement.

“L&K” has the meaning set forth in the recitals to this Agreement.

“LMR” has the meaning set forth in the recitals to this Agreement.

“Losses” means any and all claims, losses, damages, fines, penalties and costs (in each case including reasonable out-of-pocket expenses (including reasonable attorneys’, accountants’, technical consultants’, engineers’ and experts’ fees and expenses)).

“Marshall Miller” means Marshall Miller and Associates, Inc.

“Marshall Miller Report” means the February 17, 2011, Evaluation of Properties Controlled by International Resource Partners LP as of December 31, 2010, by Marshall Miller.

“Material Adverse Effect” or “Material Adverse Change” means, in the case of the definition of Permitted Encumbrances, Article III and Article VIII, any effect or change that, individually or together with any other effect or change, is or would reasonably be expected to be materially adverse to the business operations, properties, assets, liabilities, results of operations, or the condition (financial or otherwise) of the Acquired Companies, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change:  (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions; (2) the Industry generally, including, without limitation, a decline in prices or demand for coal or steel, increases in costs of transportation and raw materials, and labor shortages; (3) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (4) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (5) changes in United States generally accepted accounting principles; (6) changes in Laws, orders or other binding directives issued by any Governmental Authority, including, without limitation, changes in Environmental Laws or Occupational Health and Safety Laws (in each of (1) through (6), only to the extent that such factor does not materially disproportionately affect any of the Acquired Companies relative to their competitors in the Industry); or (7) the taking of any action contemplated by this Agreement and the other Transaction Documents; (b) any existing event, occurrence or circumstances with respect to which Buyer has been provided information or knew or should have known; and (c) any adverse change in or effect on the business of the Acquired Companies that is cured before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.1 hereof; provided that any failure to meet any financial or other projection or forecast for any period shall not, in and of itself, constitute a Material Adverse Effect or Material Adverse Change.  “Material Adverse Effect” or “Material Adverse Change” in the case of Article IV and Article VII means any effect or change that would prevent Buyer from consummating in a timely manner the Contemplated Transactions.

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Material Personal Property” has the meaning set forth in Section 3.18(a).

“Membership Interests” means all of the issued and outstanding membership interests of Holdings I, Holdings II, IRP WV, Resources, Hampden, Snap Creek, Chafin, L&K, Rockhouse, IRP Kentucky, LMR and Buck Branch.

“Mining Assets” has the meaning set forth in the recitals to this Agreement.

“MSHA” means the U.S. Mine Health and Safety Administration.

“Net Working Capital” has the meaning set forth in Section 2.4(c).

“New Commitment Letter” has the meaning set forth in Section 6.6(c).

“Occupational Health and Safety Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions, including the Federal Mine Safety and Health Act of 1977, the Mine Improvement and New Emergency Response Act of 2006, the Supplemental Mine Improvement and New Emergency Response Act, the Black Lung Benefits Revenue Act of 1977, the Black Lung Benefits Reform Act of 1977, and similar West Virginia state Laws, as amended.

“Ordinary Course of Business” means, the usual, regular and ordinary course of a business consistent with the past practice thereof.

“Organizational Document” means, as to any Person, its constitution, certificate articles of incorporation or articles of organization, its regulations, by-laws or operating agreement or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.

“Owned Real Property” has the meaning set forth in Section 3.19(b).

“Partnership Interests” means all of the issued and outstanding limited partnership units and general partnership units of Resource Partners.

“PBGC” has the meaning set forth in Section 3.12(c).

“Permit” means any consent, approval, permit, license, certificate, exemption or other authorization which the Law requires any Acquired Company to hold in order to develop and operate its respective assets and conduct its respective business (including, without limitation, application, any authorization or permit relating to coal mining, preparation, load out or reclamation operations).

“Permits Transfer Period” has the meaning set forth in Section 6.10(c).

“Permitted Encumbrance” means (a) statutory liens securing payments not yet due arising in the Ordinary Course of Business for amounts not yet due (b) encroachments, such imperfections or irregularities of title, non-monetary claims, and rights of way, easements, reservations, covenants, oil and gas leases and other customary restrictions or non-monetary encumbrances, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (d) any other non-monetary liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (e) mechanics’, materialmen’s or other like liens arising or incurred in the Ordinary Course of Business or by operation of Law but only to the extent that such lien has not been filed of record or, to the Knowledge of Sellers, been threatened to be filed (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business of any Acquired Company, (g) liens associated with the Indebtedness, and (h) the terms, covenants, conditions and reservations contained in (1) each deed conveying the Owned Real Property to the applicable Acquired Company, and (2) each Real Property Lease; provided that none of such Encumbrances will individually or in the aggregate prevent or materially interfere with the operation of any Acquired Company’s business in the Ordinary Course of Business.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Post-Signing Event Update” has the meaning set forth in Section 6.16.

“Pre-Signing Event Update” has the meaning set forth in Section 6.16.

“Pre-Transaction Notification Rules” has the meaning set forth in Section 6.14(a).

“Proceeding” means any action, claim, demand, suit, proceeding, arbitration, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchase Price Deductions” has the meaning set forth in Section 6.8(a).

“Real Property” has the meaning set forth in Section 3.19(b).

“Real Property Leases” has the meaning set forth in Section 3.19(a).

“Redeemed Partners” has the meaning set forth in Section 6.2.

“Redemption” has the meaning set forth in Section 6.2.

“Reference Net Working Capital” has the meaning set forth in Section 2.4(b).

 “Related Person” means, with respect to a specific Person, any officer, director, employee, agent, shareholder, representative, successor or assign of such Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into or upon the environment, including, surface water, ground water, a drinking water supply, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

“Reserve Dispute” has the meaning set forth in Section 2.8(b)(iii).

“Resource Partners” has the meaning set forth in the recitals to this Agreement.

“Resources” has the meaning set forth in the recitals to this Agreement.

“Rockhouse” has the meaning set forth in the recitals to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first sentence of this Agreement.

“Sellers” has the meaning set forth in the first sentence of this Agreement.

“Seller Bonds” means those deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) set forth on Schedule 1.1(c).

“Seller Guarantees” means those guarantees, indemnities, letters of credit, letters of comfort and similar credit obligations set forth on Schedule 1.1(d).

“Seller Indemnitees” has the meaning set forth in Section 10.1(b).

“Seller Released Claims” has the meaning set forth in Section 6.17(a).

“Sellers Claims and Losses” has the meaning set forth in Section 6.17(a).

“Snap Creek” has the meaning set forth in the recitals to this Agreement.

“Special Escrow Amount” has the meaning set forth in Section 2.7(ii).

“Special Indemnity Matters” has the meaning set forth in Section 6.8(c).

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiaries” means any and all corporations, partnerships, limited liability companies and other entities with respect to which a company, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Tax” or “Taxes” means (a) any taxes of any kind, including, without limitation, those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, value added, goods and services, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, report, declaration, form, election letter, statement or other information or document required to be or prepared by a Person, filed with any Governmental Authority with respect to Taxes, including, but not limited to, any schedule or attachment thereto or amendment thereof.

“Tortoise” has the meaning set forth in the recitals to this Agreement.

“Transaction Documents” means, collectively, the Agreement and all certificates and other documents executed and delivered at the Closing.

“Transfer Applications” has the meaning set forth in Section 6.10(a).

“Transfer Taxes” has the meaning set forth in Section 6.12(b).

“Unaudited Financials” has the meaning set forth in Section 3.4(a).

“Unpaid Indebtedness” has the meaning set forth in Section 2.5(a).

“Unpaid Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Update” has the meaning set forth in Section 6.16.

“WARN Act” means the federal Worker’s Adjustment and Retraining Notification Act, as amended,  and any similar state law relating to plant closing or layoffs.

“WVOMH&S” means the West Virginia Office of Mine Health and Safety.

1.2         Other Interpretive Provisions.

(a)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits or Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  Exhibits, Schedules, annexes or appendices to any document shall be deemed incorporated by reference in such document.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.  Reference to “days” shall mean calendar days, unless the term “Business Days” is used.

(b)           The disclosure of any matter on a Schedule shall not be deemed to be an admission or representation as to the materiality of the matter so disclosed.  Any matter disclosed on a Schedule pursuant to any Section of this Agreement shall be deemed to have been disclosed for purposes of another Section or Sections of this Agreement if the relevance or applicability of such disclosure to the subject matter of such other Section or Sections is reasonably apparent on the face of such disclosure.

ARTICLE II

PURCHASE AND SALE

2.1         Purchase Price.

(a)           On the terms and subject to the conditions set forth in this Agreement, in exchange for the Partnership Interests, Buyer shall pay to Sellers the aggregate purchase price (the “Purchase Price”) of (i) Four Hundred Seventy-Five Million Dollars ($475,000,000) (the “Cash Portion of the Purchase Price”) minus (ii) the Purchase Price Deductions.  The Purchase Price shall be subject to adjustment at and after the Closing in accordance with Section 2.4 and Section 2.5.  At the Closing, Buyer shall pay to Sellers the Purchase Price increased or decreased for any Estimated Adjustment Amount pursuant to Section 2.4(f) and an amount reflecting the Acquired Companies’ cash, in the aggregate, on the Closing Date as reflected on the consolidated balance sheet of Resource Partners in cash (the “Cash” and the Purchase Price, as increased or decreased by the Estimated Adjustment Amount and the Cash, is referred to as the “Closing Cash Consideration”).  The Closing Cash Consideration shall be payable at the Closing as follows:

(i)          Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the terms and conditions of Section 2.7; and

(ii)          Buyer shall pay to Sellers the balance of the Closing Cash Consideration (being the Closing Cash Consideration less the Escrow Amount) by wire transfer of immediately available United States funds, in the percentage per Seller as set forth on Schedule 2.1(a)(ii), to accounts designated by Agent for the benefit of Sellers in written instructions given to Buyer at least two (2) Business Days prior to the Closing. Prior to the payment to Sellers of the balance of the Closing Cash Consideration, such Closing Cash Consideration will additionally be reduced by the amounts estimated by Resource Partners, IRP GP and Agent necessary to pay fees and expenses of Sellers including those incurred in connection with the transactions contemplated hereby, which amounts Agent shall certify in writing to Buyer at least one (1) Business Day prior to the Closing, and Buyer shall pay such amounts by wire transfer of immediately available United States funds to accounts designated by Agent for the benefit of Sellers.

(b)           As promptly as practicable following the execution and delivery of this Agreement, and in any case prior to the Closing, Buyer and Sellers shall use reasonable efforts to agree upon the allocation of the Purchase Price (and all other capitalizable costs) among the assets of the Acquired Companies, which the parties shall adjust to reflect any adjustments made to the Purchase Price in accordance with Section 2.5(f).  Any such allocation shall be intended to comply with the allocation method required by Section 1060 of the Code.  The parties shall cooperate in complying with all requirements of Section 1060 of the Code and the regulations thereunder, and the allocation shall be adjusted only if and to the extent necessary to comply with such requirements.  Buyer and Sellers agree that they will not take nor will they permit any of their Affiliates or Related Persons to take, for income Tax purposes, any position inconsistent with any such agreed-upon allocation, if any; provided, however, that (a) Buyer’s total cost for the assets of each Acquired Company may differ from the total amount allocated hereunder to reflect Buyer’s transaction costs other than the Purchase Price, and (b) the amount realized by Sellers may differ from the total amount allocated hereunder to reflect Sellers’ transaction costs that reduce the amount realized for income tax purposes.

Under no circumstance shall Buyer be liable to any Seller or other Person for any action, omission or delay of the Agent or any other recipient in dealing with or distributing any payment or any portion of the Purchase Price or of any other payment or performance made by or on behalf of Buyer in accordance herewith or any other Transaction Document, to or as prescribed by the Agent.  Nothing contained in Section 2.1(a)(ii) providing for allocation of the Purchase Price hereunder in accordance with Schedule 2.1(a)(ii) shall be deemed to limit the foregoing.

2.2         The Closing.   Unless this Agreement shall have been terminated pursuant to Article IX, subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing (the “Closing”) of the Contemplated Transactions shall take place at the offices of Jackson Kelly PLLC, 1600 Laidley Tower, Charleston, West Virginia 25301, or at such other place as may be agreed upon by Agent and Buyer, effective at 12:01 a.m. on the third Business Day after all of such conditions have been satisfied or waived by the party or parties entitled to waive the same, or at such other date and time as may be agreed upon by Sellers and Buyer (the “Closing Date”); provided that, if Buyer is in compliance with its obligations contained in Section 6.6 but has not consummated financing to complete the Contemplated Transactions, then the Closing Date may be extended beyond the time when all conditions have been satisfied or waived but only up to and including June 1, 2011, unless mutually extended in writing by Buyer and Agent.

2.3         Deliveries at the Closing.

(a)           At the Closing, Agent shall deliver or cause to be delivered, as applicable, to Buyer the following:

(i)           an instrument of assignment evidencing the transfer of the Partnership Interests in a form reasonably acceptable to Buyer;

(ii)         copies of the resolutions of Lightfoot, International Industries and IRP GP, authorizing and approving this Agreement, the other Transaction Documents and the Contemplated Transactions, certified by an officer of Sellers to be true and complete and in full force and effect and unmodified as of the Closing Date;

(iii)        the officer’s certificate required by Section 8.3;

(iv)         a copy of the certificate of existence, as applicable, of each Acquired Company certified as true and correct by the Secretary of State of the State of West Virginia, the State of Delaware and the Commonwealth of Kentucky (as the case may be);

(v)          resignations, effective as of the Closing, of each member of the board of directors or board of managers, as applicable, and of each officer, of each of the Acquired Companies;

(vi)         all minute books and members’ interest or stock records of the Acquired Companies;

(vii)        with respect to each Seller, an opinion regarding authority from outside counsel for such Seller in form and substance reasonably acceptable to Buyer; and

(vii)        all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

(b)           At the Closing, Buyer shall execute and deliver or cause to be executed and delivered, as applicable, to Agent the following:

(i)           the Closing Cash Consideration, less the Escrow Amount, by wire transfer of immediately available funds as specified in Section 2.1(a)(ii);

(ii)         copies of the resolutions of Buyer authorizing and approving this Agreement, the Transaction Documents and the Contemplated Transactions certified by an officer of Buyer to be true and complete and in full force and effect and unmodified as of the Closing Date;

(iii)        the officer’s certificate required by Section 7.3;

(iv)         a certificate (dated not less than five (5) Business Days prior to the Closing) of the Secretary of State of the State of Virginia as to the good standing of Buyer; and

(v)          all other documents, instruments and writings required to be delivered by Agent at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

2.4         Estimated Closing Adjustments.

(a)           No later than the fifth (5th) Business Day prior to the Closing Date, Agent shall deliver to Buyer a statement (the “Estimated Net Working Capital Statement”) setting forth Agent’s good faith estimate of Net Working Capital of the Acquired Companies as of the Closing Date (“Estimated Net Working Capital”) and Agent’s calculation thereof in reasonable detail, calculated in accordance with GAAP consistently applied, except as described in Schedule 2.4(a) (the “Accounting Principles”)

(b)           “Reference Net Working Capital” means an amount equal to $18,500,000.

(c)           “Net Working Capital” means the amount, if any, by which Current Assets of the Acquired Companies are greater or less than Current Liabilities of the Acquired Companies as calculated pursuant to the Accounting Principles.

(d)           “Current Assets” means with respect to the Acquired Companies, their accounts receivable, coal ready for shipment, parts and supplies inventories, deposits, prepaid expenses and other current assets calculated on a consolidated basis and in accordance with the Accounting Principles.  Cash, cash equivalents, returned bond deposits and debt of any kind due from Affiliates will be excluded from Current Assets.

(e)           “Current Liabilities” means, with respect to the Acquired Companies, their accounts payable, accrued expenses and other current liabilities calculated on a consolidated basis and in accordance with the Accounting Principles.  Current Liabilities shall not include current maturities of Indebtedness, accrued interest expense or accrued expenses related to derivative instruments.

(f)           “Estimated Adjustment Amount” means the amount by which the Estimated Net Working Capital exceeds the Reference Net Working Capital, or the amount by which the Reference Net Working Capital exceeds the Estimated Net Working Capital.

2.5         Closing Adjustments.

(a)           Closing Date Net Working Capital.  Within sixty (60) days after the Closing Date, Agent shall deliver to Buyer a statement (the “Closing Date Net Working Capital Statement”) setting forth Agent’s calculation of Net Working Capital as of and including the Closing Date (the “Closing Date Net Working Capital”), together with an audit report of Resource Partners’ independent accountants certifying as to the accuracy of Agent’s calculations.  The Closing Date Net Working Capital Statement is the “Closing Statement”.  The Closing Statement shall also include a description of (i) all Indebtedness of the Acquired Companies as of and including the Closing Date set forth on Schedule 2.6 and not paid by Sellers pursuant to Section 2.6, except to the extent included in Current Liabilities of the Acquired Companies for purposes of calculating Net Working Capital (“Unpaid Indebtedness”), and (ii) all fees and expenses of Sellers and the Acquired Companies not paid by Sellers pursuant to Section 11.2, except to the extent included in Current Liabilities of the Acquired Companies for purposes of calculating Net Working Capital (“Unpaid Transaction Expenses”).  The Closing Statement shall be prepared and all determinations therein made in accordance with the Accounting Principles and shall be consistent with the manner in which the Reference Net Working Capital Statement was prepared.

(b)           Review of Buyer.  Buyer shall have thirty (30) days after the delivery to Buyer of the Closing Statement (the “Buyer Review Period”) in which to notify Agent in writing (the “Buyer Objection Notice”) of any good faith disagreement with the Closing Statement, setting forth in reasonable detail (i) the items or amounts with which Buyer disagrees and the basis for such disagreement, and (ii) Buyer’s proposed corrections to the Closing Statement.  Notwithstanding the timely delivery of a Buyer Objection Notice, Buyer on the one hand, or Agent on the other hand, as applicable, shall make any and all payments as to amounts not in dispute in accordance with Section 2.5(f) prior to the resolution of the Buyer Objection Notice pursuant to Section 2.5(c).  If Buyer does not deliver a Buyer Objection Notice within the Buyer Review Period, Buyer shall be deemed to agree in all respects with the Closing Statement and the items and amounts reflected thereon shall be final and binding upon Buyer and Sellers for purposes of Section 2.5.

(c)           Review by Auditor.  If Buyer gives Agent a timely Buyer Objection Notice to the Closing Statement, then Agent and Buyer shall use their reasonable best efforts to resolve any such objection.  If a written resolution is not obtained within thirty (30) days after the Agent has received the Buyer Objection Notice, the issue(s) in dispute will be submitted to the Auditor for resolution, which resolution will be limited to determining Closing Date Net Working Capital, Unpaid Indebtedness and Unpaid Transaction Expenses, and any other accounting matters specifically referred to the Auditor by the mutual agreement of the Agent and Buyer.  The determination of the Auditor shall be set forth in a written notice delivered, as promptly as practicable after the issue(s) in dispute have been submitted to the Auditor, to the Buyer and Agent by the Auditor and will be final, binding and conclusive on the parties.  Buyer and Sellers shall each bear fifty percent (50%) of the fees and expenses of the Auditor for such determination.  Buyer and Agent will use all reasonable efforts to cause the Auditor to render its decision as promptly as practicable, including without limitation by promptly complying with all reasonable requests by the Auditor for information, books, records and similar items.

(d)           Cooperation.  Buyer, on the one hand, and Sellers, on the other hand, shall provide reasonable cooperation and assistance to each other and to the Auditor in the preparation of the Closing Statement and in the conduct of the reviews referred to in this Section 2.5, including providing reasonable access to the books, records, work papers and personnel of the Acquired Companies.

(e)           Final Purchase Price.  The “Final Purchase Price” means an amount equal to the Purchase Price, plus the amount, if any, by which Closing Date Net Working Capital exceeds the Reference Net Working Capital, or minus the amount, if any, by which the Reference Net Working Capital exceeds the Closing Date Net Working Capital.

(f)           Adjustment Payment.  Within three (3) Business Days after the calculation of Closing Date Net Working Capital becomes final pursuant to Section 2.5(b) or (c):  (i) Buyer shall pay to Agent, for the benefit of Sellers, by wire transfer of immediately available funds to an account designated by Agent, an amount equal to the amount, if any, by which the Final Purchase Price exceeds the Closing Cash Consideration, or (ii) Sellers shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the sum of (A) an amount equal to the amount, if any, by which the Closing Cash Consideration exceeds the Final Purchase Price, plus (B) an amount equal to the sum of the Unpaid Indebtedness, plus the Unpaid Transaction Expenses.  The amount of the payment pursuant to clause (i) or clause (ii) of this Section 2.5(f) being referred to as the “Adjustment Payment”, in either case, (x) together with interest on the Adjustment Payment at the Applicable Rate from and including the Closing Date to, but excluding, the date of such payment and (y) giving effect to any amounts paid pursuant to Section 2.4(f).  As used in this Agreement, the term “Applicable Rate” means a rate per annum equal to the “prime rate” as set forth from time to time in The Wall Street Journal “Money Rates” column.  Buyer and Sellers agree that, unless otherwise required by Law, any payments made pursuant to this Section 2.5 shall be treated as an adjustment to the Final Purchase Price for all Tax purposes.

2.6         Payment of the Indebtedness.  Prior to or at the Closing, Sellers shall pay the Indebtedness set forth on Schedule 2.6 in full and shall deliver to Buyer satisfactory evidence that they have done so.  Prior to the Closing, Sellers shall use their commercially reasonable efforts to cause each holder of Indebtedness listed on Schedule 2.6 to enter into an agreement to release or authorize the release of any Encumbrances on any of the Acquired Companies’ assets securing such Indebtedness upon payment in full of such Indebtedness and shall cause such agreement to be delivered to Buyer.

2.7         Escrow Amount and Escrow Fund.  At the Closing, Buyer shall pay to the Escrow Agent (i) $20,000,000 (the “General Escrow Amount”), and (ii) $10,000,000 (the “Special Escrow Amount”, and collectively with the General Escrow Amount, the “Escrow Amount”) (the “Escrow Fund”) in cash payable by wire transfer of immediately available United States funds for deposit in an Escrow Account in accordance with the terms and conditions of the Escrow Agreement to be entered into by and among Buyer, Agent, on behalf of Sellers, and the Escrow Agent in the form attached hereto as Exhibit A (the “Escrow Agreement”).  The Escrow Fund shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

2.8         Escrow Release.

(a)           General.  Subject to the terms and provisions of this Section 2.8 and the Escrow Agreement, fourteen (14) months following the Closing (the “Escrow Release Date”), the Escrow Agent shall disburse to Sellers a portion of the Escrow Fund in an amount equal to the General Escrow Amount (as reduced by any amounts previously disbursed to Sellers or Buyer pursuant to Section 2.8(b), Section 2.8(c)(iii), Section 10.1 and the Escrow Agreement) in accordance with the terms of the Escrow Agreement.  In the event, however, that Agent has received, on or before the Escrow Release Date, a notice (a “Claim Notice”) submitted in good faith by Buyer that the Escrow Agent may be required to disburse all or a portion of the  Escrow Amount (such claimed amount, the “Claim Amount”) to Buyer pursuant to Section 10.1(a) or Sections 2.7 or 2.8, then the portion of the Escrow Amount subject to such Claim Notice shall continue to be held by the Escrow Agent until the Claim Amount with respect thereto has been resolved.  As soon as any dispute with respect to any such Claim Amount has been resolved in accordance with the terms of the Escrow Agreement, the Escrow Agent shall be instructed to disburse such portion of the General Escrow Amount in the Escrow Fund, if any, that is required to be disbursed to Buyer pursuant to Section 10.1(a) or Sections 2.7 or 2.8 in connection with such Claim Amount, and the Escrow Agent shall disburse the entire remaining portion of the General Escrow Amount, if any, to Sellers.

(b)           Reserve Claims.

(i)           Since the issuance of the Marshall Miller Report, the Acquired Companies have continued and will continue to prove metallurgical reserves not classified in the Marshall Miller Report as proven metallurgical reserves (“Additional Reserves”) through drilling and/or adding additional acreage.

(ii)         Up to $5,000,000 of the amounts remaining in the General Escrow Amount will be released to Buyer if at least 10 Million tons of Additional Reserves are not proven by the Escrow Release Date. The portion of such $5,000,000 (less drilling expenses paid pursuant to Section 2.8(b)(iv)) to be released to Buyer shall be equal to the ratio of (A) 10 Million minus the number of tons of Additional Reserves proven prior to the Escrow Release Date, to (B) 10 Million tons.

(iii)        Coal will be classified as “metallurgical” and as “reserves” under customary coal industry standards or otherwise to the reasonable satisfaction of Buyer, provided that the resulting washed quality of coal must meet such standards for metallurgical coal.  Any dispute between the parties as to whether mineral interests constitute “reserves” or “metallurgical reserves” or “Additional Reserves” shall be finally settled by Marshall Miller. These Additional Reserves are to be established by drilling reserves covered by existing leases of the Acquired Companies or under new leases, agreements or other arrangements that are in active negotiation by the Acquired Companies as of the date of this Agreement, rather than under new leases not being pursued as of the date of this Agreement.  In the event that Agent has received, on or before the Escrow Release Date, a notice submitted in good faith by Sellers that there is a dispute regarding Additional Reserves (a “Reserve Dispute”), then the portion of the General Escrow Amount subject to such Reserve Dispute shall continue to be held by the Escrow Agent until the Reserve Dispute has been resolved.

(iv)         Up to $1,000,000 of the General Escrow Amount shall also be available to fund drilling and other reasonable out-of-pocket expenses that are incurred by the Acquired Companies in connection with any efforts to prove such Additional Reserves.  Such funds shall be released to Buyer from the General Escrow Amount promptly upon its delivery to Escrow Agent of reasonable documentation that such expenses have been incurred for such purpose.  In no event shall the General Escrow Amount be paid for expenses incurred for drilling after the date that 10 Million tons of Additional Reserves are proven. Any dispute between the parties as to whether any expenditures qualify for reimbursement to Buyer or the Acquired Companies pursuant to this Section 2.8(b)(iv) shall be finally settled by Marshall Miller.

(v)          Both parties will use their best efforts to cause such Additional Reserves to be proven by the Acquired Companies, including instituting an active drilling program to prove such Additional Reserves; provided that such efforts by Buyer shall not include making any cash payments not reimbursed out of the General Escrow Amount or entering into any agreement or arrangement that Buyer concludes in good faith is not in the best interests of the Acquired Companies to make or enter into.  After the Closing Date, Buyer shall provide Agent with regular updates of the status of its drilling program with respect to the Additional Reserves, including providing any data reasonably requested by Agent.

(c)           Mine 8 Related Claims.

(i)           All fines and legal fees of Buyer and/or the Acquired Companies  related to MSHA or WVOMH&S violations that took place at the Acquired Companies’ Rockhouse Mine 8 (“Mine 8”) prior to Closing, whether disclosed to Buyer or not (“Prior Violations”), will be paid from the Special Escrow Amount (first dollar out not subject to any deductible).

(ii)          All claims for damages suffered by Buyer and/or the Acquired Companies that are related to the Prior Violations also will be paid from the Special Escrow Amount (first dollar out not subject to any deductible).   Damages for these purposes shall include, but not be limited to, $20,000 per day that Mine 8 is designated by MSHA to be on a Potential Pattern of Violation (PPOV) list.  Any other damages that can be proven by Buyer shall be in addition to the per diem amount.

(iii)        If, prior to the Escrow Release Date , Mine 8 is designated on a Pattern of Violation (POV) list by MSHA that is attributable to the Prior Violations, then all claims for damages suffered by Buyer and/or the Acquired Companies that are related to the Prior Violations may at Buyer’s option be paid out of the General Escrow Amount before proceeding against the Special Escrow Amount. Damages for these purposes shall include, but not be limited to, $20,000 per day that Mine 8 is designated by MSHA to be on a POV list.  Any other damages that can be proven by Buyer shall be in addition to this per diem amount.

(iv)         In the event of a dispute regarding claims by Buyer for damages under this Section 2.8(c), the parties shall use their reasonable best efforts to resolve any such disputes.  If a written resolution is not obtained within thirty (30) days after either party provides written notice of a dispute, the issue(s) in dispute will be submitted to Norwest Corporation for resolution, which resolution shall be limited to determining such issue(s) in dispute; provided that the $20,000 per day liquidated damages amount shall not be subject to dispute or arbitration..  The determination of Norwest Corporation shall be set forth in a written notice delivered, as promptly as practicable after the issue(s) in dispute have been submitted to Norwest Corporation, to Buyer and Agent by Norwest Corporation and will be final, binding and conclusive on the parties.  The losing party will pay all fees and expenses of such arbitration including legal fees for the prevailing party.  Buyer and Agent will use reasonable best efforts to cause Norwest Corporation to render its decision as promptly as practicable, including without limitation by promptly complying with all reasonable requests by Norwest Corporation for information, books, records and similar items.

(v)          The Special Escrow Amount shall remain in place and not be released to Agent until such time as all legal proceedings and fines relating to the Prior Violations have been finally resolved (such date being referred to as the “Final Release Date”). Until the Final release Date, claims may continue to be made against the Special Escrow Amount as provided hereunder.  Upon the Final Release Date, the Escrow Agent shall disburse to Sellers any remaining portion of the Special Escrow Amount.

(vi)         Buyer shall provide and shall cause its outside counsel to the Acquired Companies to provide prompt and regular updates to Agent regarding material developments in connection with the Prior Violations, including the status of any negotiations and proceedings.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IRP GP AND RESOURCE PARTNERS RELATED TO THE ACQUIRED COMPANIES

IRP GP and Resource Partners hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, other than representations and warranties that expressly speak as of the specific date and time (which need only be true and correct in all respects or true and correct in all material respects as applicable, as of such date and time), as follows:

3.1         Organization.
 Each of the Acquired Companies is  duly organized and validly existing under the Laws of its jurisdiction of organization.  Each of the Acquired Companies has the requisite organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed (a) would not reasonably be expected, individually or in the aggregate, to prevent any of the Acquired Companies from consummating the Contemplated Transactions or (b) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Resource Partners has delivered to Buyer true and complete copies of the Organizational Documents of each of the Acquired Companies.

3.2         Authorization; Enforceability.
 Resource Partners has the requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents by Resource Partners, and the performance of its obligations hereunder and thereunder, has been duly authorized by all necessary action on the part of Resource Partners, and, upon such authorization, no other proceedings or actions are necessary to authorize and consummate this Agreement, the other Transaction Documents or the Contemplated Transactions.  This Agreement has been, and upon the Closing Date the other Transaction Documents will be, duly executed and delivered by Resource Partners, and, assuming due authorization, execution and delivery by Buyer, constitute the valid and binding agreements of Resource Partners and are enforceable against Resource Partners in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.3         Interests. The authorized, issued and outstanding Membership Interests of the Acquired Companies are set forth on Schedule 3.3, together with the identity of the members of each of the Acquired Companies, as applicable.  On the Closing Date, Resource Partners will be the record and beneficial owner and holder of the Membership Interests, in each case free and clear of all Encumbrances. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Organizational Documents, there are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company.  Except as set forth on Schedule 3.3, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which any Acquired Company is or may become obligated to issue or sell any shares of equity securities or other securities, and there are no equity securities of any Acquired Company reserved for issuance for any purpose.

3.4         Financial Statements.

(a)           IRP GP has delivered to Buyer: (i) the financial statements of Resource Partners as of December 31, 2010, 2009 and 2008, audited by PriceWaterhouseCoopers LLP, which include true and correct information associated with the respective balance sheets and statements of operations and cash flows of the Acquired Companies (the “Audited Financials”), and (ii) if available, on the date even herewith, the unaudited financial statements for the month ended January 31, 2011, including the unaudited consolidated balance sheet as of January 31, 2011 (the “Latest Balance Sheet”), and the related statements of operations and cash flows for the period then ended, which includes the respective balance sheets and statements of operations and cash flows of the Acquired Companies (the “Unaudited Financials”, and such Audited Financials and Unaudited Financials, collectively “Financial Statements”).  The Financial Statements fairly present in all material respects the consolidated financial position of the Acquired Companies and the results of their operations and cash flows as of the dates and for the periods indicated in accordance with GAAP consistently applied; provided, however, that the Unaudited Financials are prepared and derived from the consolidated financial statements of Resources Partners and (i) lack footnotes and other presentation items that may apply for a stand-alone business and (ii) are subject to certain normal yearend adjustments.

(b)           To the Knowledge of IRP GP and Resource Partners, there (i) are no significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adverse affect in any material respect the ability of the Acquired Companies considered as a whole to record, process, summarize and report financial data, (ii) is no fraud, whether or not material, that involves management or other employees who have a significant role in any Acquired Company’s internal controls, (iii) Resource Partners’ transactions are executed in accordance with management’s general or specific authorization; (iv) Resource Partners’ transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (v) the amount recorded for assets on the respective books and records of Resource Partners is compared with the existing assets at reasonable intervals in connection with the preparation of the annual audits of Resource Partners’ consolidated financial statements and appropriate action is taken with respect to any differences.

(c)           Since January 1, 2008, none of the Acquired Companies nor any of their respective Subsidiaries nor, to the Knowledge of IRP GP and Resource Partners, any director, officer, employee, auditor, accountant or representative of any Acquired Company or any of its respective Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, or methodologies of any Acquired Company or its respective Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that any Acquired Company or any of its respective Subsidiaries has engaged in questionable accounting or auditing practices.

3.5          Absence of Undisclosed Liabilities. Except as reflected in the Latest Balance Sheet or on Schedule 3.5, no Acquired Company has any Liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, or contingent), except as would not be material to any of the Acquired Companies, that would be required by GAAP to be included in the Latest Balance Sheet or reflected in footnotes to a balance sheet prepared in accordance with GAAP as consistently applied or that would prevent Sellers or any of the Acquired Companies from consummating the Contemplated Transactions.

3.6          No Conflicts or Approvals. Except as set forth on Schedule 3.6 or Schedule 3.7, the execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents and the consummation by Sellers of the Contemplated Transactions does not and will not (a) violate, conflict with or result in a breach by Sellers or any of the Acquired Companies of their respective Organizational Documents, (b) require any Consent or other action by any Person, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or violate, conflict with or result in a material breach of, or constitute a default by Sellers or any of the Acquired Companies (with or without notice or lapse of time) under any Material Contract, Permit or Equipment Lease to which any of the Acquired Companies or any of the Acquired Companies’ properties or assets may be bound, (c) require any Consent or other action by any Person, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or violate, conflict with or result in a material breach of, or constitute a default by Sellers or any of the Acquired Companies (with or without notice or lapse of time) under any Real Property Lease requiring lessor’s consent for change of control of Resource Partners to which any of the Acquired Companies or any Acquired Companies’ properties or assets may be bound, (d) assuming compliance with applicable requirements under the HSR Act, violate, conflict with, or result in a material breach of any Governmental Order or Law applicable to Sellers or any of the Acquired Companies or any of their respective properties or assets or (e) result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the properties or assets of any of the Acquired Companies.

3.7         Governmental Authorization. Assuming compliance with applicable requirements under the HSR Act, the execution, delivery and performance by Sellers and each of the Acquired Companies of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions, except for the actions and filings listed on Schedule 3.7, the filings required for the transfer of control of the Permits set forth on Schedule 3.8(b) (i) require no action by, or in respect of, any Governmental Authority or any Governmental Approval, and any such action or filing as to which the failure to make or obtain would not be material to any of the Acquired Companies or prevent Sellers or any of the Acquired Companies from consummating the Contemplated Transactions, (ii) will not give any Governmental Authority the right to challenge any portion of the Contemplated Transactions or exercise any remedy or obtain any relief under any Law to which Sellers or any Acquired Company is subject, and (iii) will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, not renew, terminate or materially modify, any Permit of an Acquired Company.

3.8         Compliance; Permits; Seller Bonds.

(a)           Each of the Acquired Companies has conducted its respective business and developed and operated its assets in compliance in all material respects with all Permits, except as set forth on Schedule 3.8(a).

(b)           Each Acquired Company possesses all material Permits necessary to own, lease and operate its assets and lawfully conduct its business consistent in all material respects with past practices.  Schedule 3.8(b) contains an accurate and complete list and summary description of all such Permits, in each case setting forth the name of the grantor, the name of the grantee, and the expiration and renewal date of, and the amount of bonding obligation with respect to each Permit.  Except as set forth on Schedule 3.8(b), each such Permit has been validly issued and is in full force and effect and is final and, to the Knowledge of IRP GP and Resource Partners, no event has occurred that constitutes or, with the giving of notice, the passage of time, or both, would constitute a material default by any Acquired Company or any other Person under any such Permit.  All fees and other payments due and owing in connection with such Permits have been paid in full and in a timely manner so as to prevent any lapse, revocation or material breach thereof.

(c)           There are no applications for permits to be issued by Governmental Authorities to any Acquired Company other than those set forth on Schedule 3.8(c) (the “Applications”), and an Acquired Company will, on grant of any of such Applications, hold a legal or beneficial title to the interest in each such application as set forth on Schedule 3.8(c).  Each Application has been made in accordance with applicable Law.  No Acquired Company has received any written communication from the applicable permitting authority with respect to any Application that (i) indicates that such Application has been denied or (ii) requests any Acquired Company to provide additional information with respect to such Application.

(d)           The Acquired Companies have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with their operations.  The Seller Bonds are sufficient to conduct the business of the Acquired Companies consistent with past practices.  Except as disclosed on Schedule 3.8(d): (i) each of the Acquired Companies is and has been in compliance in all material respects with all Seller Bonds applicable to it; and (ii) the operation of each Company’s coal mining and processing operations and the state of reclamation with respect to Seller Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise are and have been in compliance in all material respects with all applicable mining, reclamation and other analogous Laws, except where noncompliance would not interfere in any material respect with the ability of any Acquired Company to continue to operate its assets and conduct its business as currently conducted and would not prevent Sellers or any Acquired Company from consummating the Contemplated Transactions.

(e)           Each Acquired Company is, and at all times has been since June 12, 2007, in material compliance with all Laws that are or were applicable to it or to the use or operation of its assets, including Occupational Health and Safety Laws.

(f)           To the Knowledge of IRP GP and Resource Partners, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Acquired Company of any Law applicable to it or its business or assets, (ii) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation, non-renewal, termination of or modification to, or result in the imposition of any condition on, any Permit listed or required to be listed on Schedule 3.8(b), or (iii) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of a material nature.

(g)           All applications required to have been filed for the renewal of the Permits listed or required to be listed on Schedule 3.8(b) have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority.

(h)           Except as set forth in Schedule 3.8(h), no Acquired Company has received, at any time since June 12, 2007, any notice or other written communication or, to the Knowledge of IRP GP and Resource Partners, any oral communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply in any material respect with, any Law or failure to comply with any term or requirement of any Permit, (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, non-renewal, termination of, or modification to any Permit, or (iii) any actual, alleged, possible, or potential obligation on the part of an Acquired Company to undertake or to bear all or any portion of the cost of, any remedial action in excess of $100,000.

(i)           The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions does not and will not violate, conflict with or result in a breach by the Sellers or any Acquired Company of any Permit or Application, or result in any termination, modification or non-renewals thereof.

3.9         Proceedings; Governmental Orders.

(a)           Except as set forth on Schedule 3.9(a), there is no pending Proceeding:

(i)           that has been commenced by or against any Acquired Company, its properties or other assets, or otherwise relates to or may affect an Acquired Company;

(ii)         that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions; or

(iii)        that is in respect of any Permit.

To the Knowledge of IRP GP and Resource Partners, other than as set forth on Schedule 3.9(a), (1) no such Proceeding has been threatened (whether orally or in writing), and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  Resource Partners has delivered to Buyer copies of all pleadings, non-privileged correspondence, and other non-privileged documents relating to each Proceeding listed on Schedule 3.9(a).  Except as set forth on Schedule 3.9(a), none of such Proceedings, if adversely determined, would reasonably be expected to involve, individually or in the aggregate, an award of damages in excess of $250,000.

(b)           Except as set forth on Schedule 3.9(b):

(i)          there is no Governmental Order relating to any Acquired Company or that any Acquired Company is subject to;

(ii)          no Related Person of any Acquired Company is subject to any Governmental Order that would impair or prevent the Consummated Transaction or that would impair or to the Knowledge of IRP GP and Resource Partners prevent Buyer’s use, conduct or activity relating to the performance of the business of the Acquired Companies after Closing in substantially the same manner as the Acquired Companies have conducted such business prior to Closing;

(iii)        each Acquired Company is and at all times has been in full compliance with all of the terms and requirements of each Governmental Order to which it has been subject, and no event or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any Governmental Order to which any Acquired Company is subject; and

(iv)         no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Governmental Order to which any Acquired Company is bound.

(c)           Except as set forth in Schedule 3.9(c), to the Knowledge of IRP GP and Resource Partners, there are no existing claims by or disputes between any Acquired Company and Persons owning, controlling or occupying lands or reality adjourning or near any of the real property and or reserves of such Acquired Company or regarding adverse possession, the location of boundary lines, encroachments, miner rights, subsidence, water quality or quantity, flood damage, blasting damage, trespass, waste, transportation of coal or other materials, nuisances or other similar matter.

3.10       Absence of Certain Changes. Except as disclosed in Schedule 3.10 or as otherwise contemplated by this Agreement, since December 31, 2010:

(a)           there has not been any condition, change or event specific to the Acquired Companies which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           the business of each Acquired Company has been conducted only in the Ordinary Course of Business;

(c)           the assets and properties of the Acquired Companies have been operated and maintained in the Ordinary Course of Business and there has not been any Material Adverse Effect;

(d)           there has not been any material damage, destruction or loss (whether or not covered by insurance) affecting any material portion of the assets or properties of the Acquired Companies;

(e)           there has not been any sale, transfer, lease, abandonment, or other disposal of any material property or equipment of the Acquired Companies, except in the Ordinary Course of Business; and

(f)           none of the Sellers or the Acquired Companies has taken (or caused or permitted any of the Acquired Companies to take) any action which, if it had been taken by any of the Sellers or any of the Acquired Companies after the date hereof, would have required Buyer’s approval or waiver under Section 6.1(b)(iii).

3.11       Tax Matters. Except as set forth in Schedule 3.11:

(a)           All Tax Returns required to be filed by or on behalf of each Acquired Company prior to the Closing Date (separately or as part of a consolidated, combined or unitary group) have been or shall be timely filed (subject to permitted extensions applicable to such filing), all such Tax Returns were materially correct and complete in all respects and all Taxes due (whether or not such Taxes are shown or required to be shown on a Tax Return) have been or shall be paid within the prescribed period or any extension thereof, other than Taxes that are being contested in good faith for which adequate accruals or reserves have been  established on the Balance Sheet.

(b)          There are no Encumbrances relating to Taxes encumbering any of the assets of the Acquired Companies, the Partnership Interests or the Membership Interests to be sold pursuant to this Agreement.

(c)           Other than in connection with routine extensions of time for filing Tax Returns, none of the Acquired Companies have granted any extension or waiver of the statute of limitations period applicable to any Tax or Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(d)           No claim has ever been made by a Governmental Authority in a jurisdiction where any of the Acquired Companies do not file Tax Returns that any of them are or may be subject to taxation in that jurisdiction.

(e)           None of the Acquired Companies are a party to, are bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement or any indemnification agreement or any other agreement that obligates them to make any payment computed by reference to Taxes, taxable income or taxable losses of any other Person.

(f)           Since June 12, 2007, none of the Acquired Companies (i) have been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than the Affiliated Group of which they are currently members) or (ii) have any Liability for the Taxes of any Person (other than the Acquired Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local of foreign law), as transferees or successors, by contract, or otherwise.

(g)           None of the Acquired Companies have distributed stock of another Person, or have had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h)           Resource Partners is, and has been since its formation, classified as a partnership, within the meaning of Treasury Regulation Section 301.7701-3 (and similar provisions of state and local Tax Law) and Resource Partners does not own, directly or indirectly, any interest in an entity that is not an entity disregarded from its owner within the meaning of Treasury Regulation Section 301.7701-3 (and similar provisions of state and local Tax Law).

(i)           Resource Partners has in effect a valid election under Section 754 of the Code (and similar applicable provisions of state and local Tax Law).

(j)           There is no contract or agreement, plan or arrangement by any of the Acquired Companies covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by any of the Acquired Companies by reason of Section 280G of the Code.

(k)           Each of the Acquired Companies has timely withheld and paid over to the appropriate taxing authority all Taxes that it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other Person and has properly completed and timely filed all Forms W-2 and 1099 (and similar forms) required with respect thereto.

(l)           No foreign, federal, state or local Tax audits or assessments or administrative or judicial proceedings are ongoing, pending or to the Knowledge of IRP GP, Resource Partners or James Thornburg, former Tax Manager of International Industries and current Tax Manager of Resource Partners, threatened with respect to the Sellers or any Acquired Company, and neither Sellers nor any Acquired Company has received from a Governmental Authority any request for information related to any Tax matter, and neither the Sellers nor any Related Person (or employee responsible for Tax matters) of the Acquired Companies expects any authority to assess any additional Taxes for or with respect to any period for which Tax Returns have been filed.

(m)         Neither the Sellers nor any of the Acquired Companies is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(n)           Each of the Acquired Companies is classified as an entity disregarded from its owner within the meaning of Treasury Regulation Section 301.7701-3 (and similar provisions of state and local Tax law) and (ii) no Acquired Companies owns, directly or indirectly, any interest in an entity that is not an entity disregarded from its owner within the meaning of Treasury Regulation Section 301.7701-3 (and similar provisions of state and local Tax Law).

3.12       Employee Benefits.

(a)           Schedule 3.12(a) sets forth a list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each employment agreement, and each other plan, fund, agreement, or arrangement providing bonuses, incentive compensation, profit sharing benefits, pension benefits, compensation, deferred compensation, equity compensation, welfare benefits, fringe benefits, severance payments, post-retirement benefits, scholarships, disability benefits, sick leave pay, vacation pay, commissions, payroll practices, retention payments, change in control, or other benefits, maintained or contributed to by, or with respect to which there is or could be any Liability or obligation of, any Acquired Company or any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with any Acquired Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA (each a “Benefit Plan” and collectively, the “Benefit Plans”), for the benefit of current or former employees, officers, directors, independent contractors and consultants of the Acquired Companies (“Company Employees”).

(b)           Except as set forth in Schedule 3.12(b), with respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan has received a current, favorable determination letter from the applicable Governmental Authority stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code and nothing has occurred since the date of such determination that could adversely affect such qualification or exempt status; (ii) such plan has been administered in all material respects in accordance with its terms and applicable Law; (iii) no disputes are pending, or, to the Knowledge of IRP GP and Resource Partners, threatened that give rise to or might reasonably be expected to give rise to material Liability on the part of the Acquired Companies; (iv) no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that gives rise to or would reasonably be expected to give rise to Liability on the part of the Acquired Companies; (v) all contributions, reserves or premium payments required to be made or accrued to or with respect to such plan as of the date hereof (taking into account any extensions of time for the making of such contributions) have been timely made or accrued in full and all contributions, reserves or premium payments required to be made or accrued between the date hereof and the Closing will be made or accrued; (vi) Resource Partners has provided or made available to Buyer complete and correct copies of each such Benefit Plan and any related trust or other funding agreement, any amendment, any summary plan descriptions, the most recent annual report (Form 5500) and the most recent actuarial valuation with respect thereto; (vii) each Benefit Plan which after Closing covers any employee of an Acquired Company may be amended or terminated unilaterally by an Acquired Company at any time without Liability other than for benefits accrued or incurred prior to the date of such amendment or termination; and (viii) each of the Benefit Plans is insured or fully funded or reserves are established and listed therefor on the most recent Financial Statements at fair market value, and no Benefit Plan has unfunded liabilities that as of the Closing are not accurately and fully reflected in the Financial Statements.  No Benefit Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived.

(c)           Except as set forth in Schedule 3.12(c) and except for Liabilities for premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) in the ordinary course, no Liability has been incurred by the Acquired Companies or any ERISA Affiliate under or pursuant to Title IV of ERISA, relating to its or their employee benefit plans, and no event, transaction or condition has occurred that has resulted in any such Liability to the Acquired Companies or any ERISA Affiliate or any employee benefit plan of the Acquired Companies or any ERISA Affiliate.  No Acquired Company and no ERISA Affiliate currently maintains, contributes to or participates in, nor at any time in the past, has maintained, contributed to, participated in, or had any obligation to maintain, contribute to, or otherwise participate in, any plan that is (i) subject to the provisions of Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (iii) a “multiple employer” plan within the meaning of Section 412 of the Code, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.  Except as set forth on Schedule 3.12(c) or contemplated by this Agreement, the execution of this Agreement and the consummation of the Contemplated Transactions will not (either alone or upon the occurrence of any additional or subsequent event) give rise to any Liability for any employee benefits, including Liability for severance pay, unemployment compensation, termination pay or withdrawal Liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company Employee.

(d)           The Acquired Companies have complied with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and will comply with all COBRA obligations arising in connection with the Contemplated Transactions, and the Acquired Companies are not subject to any Liability as a result of any failure to administer or operate any “group health plan” (as defined in COBRA and/or as defined in 45 Code of Federal Regulations Section 160.103) in compliance with COBRA and/or the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the Regulations promulgated thereunder.  Schedule 3.12(d) identifies each Company Employee who has experienced a “Qualifying Event” (as defined in COBRA) with respect to a Benefit Plan who has elected or is eligible to elect “Continuation Coverage” (as defined in COBRA) and whose maximum period for Continuation Coverage required by COBRA has not expired.  Schedule 3.12(d) also lists the name of each Covered Employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended (“FMLA”)) and is receiving or entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to FMLA, COBRA or otherwise.

(e)           No Benefit Plan provides and no promises have been made to provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers, or leased employees (or any of their dependents, spouses or beneficiaries) for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by applicable Law and only to the extent required under such applicable Law.

3.13       Employees; Labor and Employee Relations.

(a)           Schedule 3.13(a) lists all current employees of each of the Acquired Companies as of the Closing Date, and for each such employee: (i) job position; (ii) job location; (iii) classification as full-time or part-time; (iv) classification as exempt or non-exempt under applicable state or federal overtime regulations; (v) hourly rate of compensation or base salary (as applicable); (vi) total 2009 and 2010 compensation; (vii) target incentive compensation for 2011 (including commission and/or bonus, as applicable); (viii) any other annual compensation or allowance; (ix) vacation and paid time off accrual rate; (x) accrued but unused vacation and paid time off; (xi) last pay review date; (xii) hours of work per week in 2010 (for non-exempt and part-time employees); (xiii) visa type (if any); (xiv) the commencement date of employment and any breaks in service; and (xv) the entity by which such employee is employed.  Schedule 3.13(a) also discloses all open workers' compensation claims against any Acquired Company.  The records of each Acquired Company accurately reflect in all material respects, the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service, and all such records are maintained in a usable electronic form, and each person who is classified on such records as an employee or independent contractor is properly so classified.  All employees are employees at-will, terminable without notice and without penalty except as otherwise provided in the employment agreements listed on Schedule 3.12(a).

(b)           Each Acquired Company has complied in all material respects and is presently in compliance in all material respects with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, employee exemption status, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees.  Each Acquired Company currently, and for each of the prior three (3) years, has completed Form I-9s on file with respect to each of its employees.  No key employee or group of employees of any Acquired Company has indicated any plans to terminate employment with the Acquired Company before or after the Closing.

(c)           With respect to each Company Employee, the applicable Acquired Company: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments since June 12, 2007 preceding the Closing Date, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing since June 12, 2007 preceding the Closing Date, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  No Acquired Company has any Liability with respect to any misclassification of any person as (x) an independent contractor rather than as an employee, or with respect to any employee leased from another employer, or (y) an employee exempt from state or federal overtime regulations.

(d)           Except as set forth in Schedule 3.13(d), (i) none of the Acquired Companies are presently a party to any written collective bargaining agreement in respect of the Company Employees, (ii) there is no unfair labor practice charge or comparable or analogous complaint pending before any Governmental Authority or, to the Knowledge of IRP GP and Resource Partners, threatened against any Acquired Company, (iii) there is no, nor has there been in the past three (3) years any, written grievance, order, dispute, arbitration hearing, or arbitration award pending or filed or, to the Knowledge of IRP GP and Resource Partners, threatened against any Acquired Company, (iv) none of the Acquired Companies are in breach of any order by a Governmental Authority relating to the Company Employees, (v) within the past three (3) years, there has been no labor strike, slowdown, work stoppage, or lockout in effect, or, to the Knowledge of IRP GP and Resource Partners, threatened against or otherwise affecting any Acquired Company or the Company Employees at any of their respective mines, (vi) none of the Acquired Companies are a party to, or otherwise bound by, any consent decree, order, award with, or citation by, any Governmental Authority relating to employees or employment practices, (vii) there is no actual or, to the Knowledge of IRP GP and Resource Partners, alleged breach of the material terms of any contractual obligations governing the employment of the Company Employees which would reasonably be likely to lead to the interference in any material respect with the conduct of the business of any of the Acquired Companies as currently conducted, and (viii) as of the date hereof, there is no formal legal proceeding (i.e. petition for certification of representation) to organize Company Employees which is pending or, to the Knowledge of IRP GP and Resource Partners, threatened.

3.14       Intellectual Property.  Schedule 3.14 lists all patents, patent applications, material unregistered trademarks, registered trademarks, copyright applications and registrations, and internet domain names, owned by or registered in the name of any Acquired Company or otherwise used in the conduct of the business of any Acquired Company.  Except (a) as set forth in Schedule 3.14, or (b) as would not interfere in any material respect with the conduct of the business of any of the Acquired Companies as currently conducted, one or more of the Acquired Companies legally or beneficially owns or has the right to use, transfer and license all Intellectual Property necessary for the conduct of the business of the Acquired Companies as it is currently conducted.  To the Knowledge of IRP GP and Resource Partners, the operation of the business of any of the Acquired Companies does not infringe or otherwise violate any Intellectual Property of any other Person and, to the Knowledge of IRP GP and Resource Partners none of the Intellectual Property owned by any of the Acquired Companies is being infringed by any other Person.

3.15       Contracts.

(a)           Schedule 3.15(a) sets forth a complete list of each of the following contracts to which any Acquired Company is a party or by which any of them is bound as of the date of this Agreement (collectively, the “Material Contracts”):

(i)           any option, purchase and sale contract or lease (whether real or personal property) providing for annual payments of $150,000 or more or that cannot be terminated on not more than thirty (30) days’ notice without payment by any Acquired Company of any penalty;

(ii)         contracts involving the annual expenditure by any Acquired Company of more than $150,000 in any instance for the purchase of materials, goods, supplies, equipment or services, excluding any such contracts that are terminable by the Acquired Companies without penalty on not more than thirty (30) days’ notice;

(iii)        contracts providing for payments to any Acquired Company of more than $150,000 in any instance for the sale of natural gas, materials, goods, supplies, equipment or services, excluding any such contracts that are terminable by the Acquired Companies without penalty on not more than thirty (30) days’ notice;

(iv)         contracts involving the annual expenditure by any Acquired Company of more than $150,000 for the purchase, sale, transportation or storage of coal;

(v)          any agreement relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), including indentures, mortgages, loan agreements, security agreements, or other agreements for the incurrence of debt, other than (A) trade accounts payable incurred in the Ordinary Course of Business and (B) any such agreement relating to indebtedness owed to Sellers or any of their Affiliates to be repaid on or before the Closing Date or owed to any Acquired Company;

(vi)         partnership, limited liability company, joint venture agreements or other agreements involving a sharing of profits or expenses by any Acquired Company;

(vii)       any agreement under which (A) any Person (including any Seller) has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company (other than any such guarantee by any other Acquired Company) or (B) any Acquired Company has, directly or indirectly, guaranteed any liabilities or obligations of any other Person (including any Seller but excluding any other Acquired Company);

(viii)      any agreement prohibiting or limiting the ability of any Acquired Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with any Acquired Company;

(ix)        any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), including any contract under which any Acquired Company will have Liabilities after the date of this Agreement relating to the acquisition or sale of any business enterprise;

(x)          distributor, dealer, sales agency, marketing or similar contracts under which any Acquired Company is obligated to pay after the date of this Agreement an amount in excess of $100,000 during any calendar year;

(xi)        any other contract providing that any Acquired Company will receive future payments aggregating more than $100,000 per annum or $500,000 in the aggregate prior the expiration of such contract;

(xii)       any contract with any current or former officer, director or employee of any Acquired Company or any of the Sellers involving annual consideration or payments in excess of $150,000, including offer letters with respect to employment scheduled to begin after the date hereof;

(xiii)      any consulting or similar agreement with an independent contractor providing for (A) annual payments by any Acquired Company in excess of $100,000 or (B) aggregate payments by any Acquired Company of $250,000, excluding any such contracts that are terminable by the Acquired Companies without penalty on not more than thirty (30) days notice;

(xiv)       any outstanding power-of-attorney empowering any Person not a current employee of any Acquired Company to act on behalf of any Acquired Company;

(xv)        any employee collective bargaining agreement with any labor union or employees covering former, current or future employees of any Acquired Company or work done, being done or to be done in the future by any Acquired Company;

(xvi)       any contract mining agreement; and

(xvii)      any material agreement, commitment, arrangement or plan not made in the Ordinary Course of Business.

(b)           Each Material Contract is a valid and binding agreement of each Acquired Company which is a party thereto and, to the Knowledge of IRP GP and Resource Partners, each of the other parties thereto, enforceable by or against such Acquired Company and, to the Knowledge of IRP GP and Resource Partners, each of such other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  Resource Partners has heretofore delivered to Buyer true and complete copies of all such written Material Contracts.  Except as set forth in Schedule 3.15(b), none of the rights of the Acquired Companies under the Material Contracts have been assigned (including by an absolute assignment of rents or contracts) or collaterally assigned, assigned for the purpose of granting security, or are affected by any security interest or similar encumbrance.  Except as set forth in Schedule 3.6, none of the Material Contracts require consent to consummate the Contemplated Transactions, whether by operation of law or otherwise.

(c)           Except as set forth on Schedule 3.15(c), (i) the applicable Acquired Company is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Material Contract, (ii) to the Knowledge of IRP GP and Resource Partners, each other Person that has had any obligation or Liability under any Material Contract is, and at all times has been, in material compliance with all applicable terms and requirements of such Material Contract, (iii) to the Knowledge of IRP GP and Resource Partners no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Acquired Companies, or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract, and (iv) no Acquired Company has been given or received from any Person at any time since January 1, 2009, any written notice or other written communication or, to the Knowledge of IRP GP and Resource Partners, oral notice or other oral communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

3.16       Environmental Matters.  Except as set forth on Schedule 3.16:

(i)           each of the Acquired Companies is in compliance in all material respects with all Environmental Laws and any Permits required pursuant to any Environmental Law and has disclosed to Buyer on Schedule 3.16 any material non-compliance of any Acquired Company of any Environmental Laws and Permits which has occurred since June 12, 2007;

(ii)         none of the Acquired Companies are currently subject to any written, or to the Knowledge of IRP GP and Resource Partners oral, Environmental Claim or written, or to the Knowledge of IRP GP and Resource Partners oral, notice of any threatened Environmental Claim, resulting from or arising under or pursuant to any Environmental Law, that would be material to any Acquired Company, regarding or resulting from activities of any Acquired Company, the business of any Acquired Company or any property or assets currently owned, operated or used by any Acquired Company;

(iii)        none of the Acquired Companies have entered into, have agreed to, or are subject to, any Governmental Order under any Environmental Law regarding any Acquired Company or any property or assets currently or formerly owned, operated or used by any Acquired Company, that would interfere in any material respect with the ability of such Acquired Company to continue to operate its assets and conduct its business as currently conducted or would result in any Liability to any Acquired Company;

(iv)         no property currently owned or operated by any Acquired Company (A) is listed or, to the Knowledge of IRP GP and Resource Partners, proposed for listing on the CERCLA National Priorities List or CERCLIS list or any similar Governmental Authority’s list of sites at which remedial action is or may be necessary or (B) to the Knowledge of IRP GP and Resource Partners, contains asbestos or asbestos-containing materials, or polychlorinated biphenyls that is in a condition constituting a violation of Environmental Law, would reasonably be expected to result in material Liability under Environmental Law or is in a damaged or friable condition; and

(v)          to the Knowledge of IRP GP and Resource Partners, there is no block or punitive legal limitation on any Acquired Company’s ability to apply for or obtain any Permit under any Environmental Law;

(vi)         no Acquired Company has received any written citation, directive, inquiry, notice, Governmental Order, warning or other written communication or, to the Knowledge of IRP GP and Resource Partners, oral citation, directive, inquiry, notice, Governmental Order, warning or other communication that relates to Hazardous Materials or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental Losses;

(vii)       no Acquired Company has experienced any material Environmental Losses since January 1, 2008;

(viii)      since January 12, 2010, there has been no material Release nor is there any threat of material Release at or from any equipment, real property, leaseholds, or other interests currently or formerly owned, leased or operated by LMR, or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from, by, for or to LMR;

(ix)         since June 12, 2007, there has been no material Release nor is there any threat of material Release at or from any equipment, real property, leaseholds, or other interests currently or formerly owned, leased or operated by any Acquired Company (other than LMR), or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from, by, for or to any Acquired Company (other than LMR); and

(x)          to the Knowledge of IRP GP and Resource Partners, there has been no environmental investigation, study, audit, test, review or other analysis conducted since June 12, 2007, with respect to the activities conducted by any of the Acquired Companies on Real Property required under a Permit or any Environmental Law that has not been delivered or made available to Buyer prior to the date hereof.

3.17       Insurance.  Schedule 3.17 lists all insurance policies held in the name of any of the Acquired Companies covering the assets and operations of any Acquired Company and any Company Employees as of the date hereof, specifying the policies’ numbers, terms, the insurer, amount of coverage, annual premiums and type of insurance (including, but not limited to details regarding Broad-Form Employers Liabilities (Mandolidis) coverage and Federal Black Lung Workers Compensation since January 1, 2000).  Resource Partners has delivered to Buyer true and complete copies of all insurance policies listed on Schedule 3.17.  Except as set forth on Schedule 3.17, all such policies are in full force and effect, on an occurrence basis, all premiums due thereon have been paid and, where applicable, each Acquired Company has complied in all material respects with the provisions of such policies and have not received any notice from any of its insurance brokers or carriers that such broker or carrier has cancelled or terminated coverage or will not be willing or able to renew their existing coverage or reserved rights with respect to any outstanding claim.  All insurance policies not held in the name of any Acquired Company but which cover the assets and operations of the business of any Acquired Company and any Company Employees are in full force and effect (subject to changes made in the Ordinary Course of Business that will not materially reduce the coverage thereunder) and will remain in full force and effect until the Closing, at which time, coverage thereunder will be discontinued with respect to the Acquired Companies and the business of the Acquired Companies.  As of the date hereof, there are no claims outstanding under any insurance policy described in this Section 3.17 and relating to the business of any Acquired Company, and, to the Knowledge of IRP GP and Resource Partners, no event has occurred which might give rise to any claim in excess of $100,000.  There is no claim by any Acquired Company pending under any such insurance policies to which coverage has been questioned, denied or disputed by the underwriters thereof or in respect of which such underwriters have reserved their rights.  To the Knowledge of IRP GP and Resource Partners, the underwriters of such insurance policies have not threatened any termination of, material premium increase with respect to, or material alteration of coverage under, any such policies.

3.18       Personal Property Assets.

(a)           Schedule 3.18 sets forth a true and complete list of all the material items of machinery, equipment, vehicles, and other tangible personal property now owned or leased by any Acquired Company (the “Material Personal Property”), which list represents all such property used in connection with the businesses of the Acquired Companies and is sufficient to operate the businesses of the Acquired Companies consistent with past practices.  Except as set forth on Schedule 3.18, each Acquired Company has good and marketable title to, or holds by a valid and existing lease or license for, all the Material Personal Property, except with respect to assets disposed of in the Ordinary Course of Business since such date, free and clear of all Encumbrances, other than Permitted Encumbrances.  Each item of the Material Personal Property is in working order and repair (normal Industry wear and tear excepted), has been operated and maintained in the Ordinary Course of Business and consistent with prudent coal mining industry standards and is in suitable and adequate condition for use consistent with past practices and prudent coal mining industry practices.

(b)           Except to the extent reserved for in the Financial Statements, the accounts receivable of each Acquired Company (i) are valid and genuine and (ii) have arisen solely out of bona fide sales and deliveries of goods, performances of services and other business transactions in the Ordinary Course of Business.

(c)           Schedule 3.18(c) contains a true and complete list of all of the leases, instruments and other agreements and arrangements pursuant to which any Acquired Company leases or rents any Material Personal Property to or from any other Person other than between or among two (2) or more of the Acquired Companies (collectively, the “Equipment Leases”). Resource Partners has delivered to Buyer available true and complete copies of all of the Equipment Leases.  Each Equipment Lease is a valid and binding agreement of each Acquired Company which is a party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditor’s rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).  Except as set forth on Schedule 3.18(c), (i) the applicable Acquired Company is, and at all times has been, in compliance in all material respects with all terms and requirements of each Equipment Lease; (ii) to the Knowledge of IRP GP and Resource Partners, any other Person that has had any obligation or Liability under any Equipment Lease is, and at all times has been, in compliance in all material respects with all terms and requirements of such Equipment Lease, (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Acquired Companies, or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or cancel, terminate, or modify, any Equipment Lease, and (iv) no Acquired Company has been given or received from any Person at any time since January 1, 2009, any written notice or other communication or, to the Knowledge of IRP GP and Resource Partners, any oral notice or other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Equipment Lease.

3.19       Real Property

(a)           Leased Properties.  Schedule 3.19(a)(i) lists all material real property and water rights, and other material interests in land, including coal, mining, exploration and surface rights, easements, rights of way and options, leased or subleased by any Acquired Company (the “Leased Real Property”) and all of the leases and subleases related thereto (the “Real Property Leases”).  Resource Partners has delivered or made available to Buyer true and complete copies of all Real Property Leases.  With respect to each Real Property Lease and except as otherwise specified on Schedule 3.19(a)(ii) or where the failure of any of the following to be true and correct would not reasonably be expected to interfere in any material respect with the respective abilities of the Acquired Companies to continue to operate their respective assets and conduct their respective businesses as currently conducted:

(i)           each Real Property Lease is a valid and binding agreement of each Acquired Company that is a party thereto and, to the Knowledge of IRP GP and Resource Partners, each of the other parties thereto, enforceable by or against such Acquired Company and, to the Knowledge of IRP GP and Resource Partners, each of such other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law);

(ii)         (A) none of the Acquired Companies are in material default under any such Real Property Lease and, to the Knowledge of IRP GP and Resource Partners, no event has occurred which, with the passage of time or expiration of any grace period, would constitute a default of any Acquired Company’s obligations under such Real Property Lease, (B) to the Knowledge of IRP GP and Resource Partners, no other party to any such Real Property Lease is in default thereunder and (C) none of the Acquired Companies have received a written or, to the Knowledge of IRP GP and Resource Partners, other notice of default with respect to any such Real Property Lease;

(iii)        except for Permitted Encumbrances, no such Real Property Lease has been mortgaged, deeded in trust or subjected to an Encumbrance;

(iv)         with regard to Leased Real Property, to the Knowledge of IRP GP and Resource Partners an Acquired Company has adequate rights of ingress and egress to such Leased Real Property and all building structures, facilities, fixtures and other improvements thereon;

(v)          with regard to Leased Real Property, no Acquired Company owes any brokerage or other commissions with respect to any such Real Property Lease for which adequate reserves have not been established on the Latest Balance Sheet; and

(vi)         other than Permitted Encumbrances, there are no other matters that, to the Knowledge of IRP GP and Resource Partners, would adversely affect the rights of any Acquired Company to the Leased Real Property.

(b)           Owned Properties.  Schedule 3.19(b)(i) lists all material real property and other interests in land, including coal, mining, exploration and surface rights, easements, rights of way and options, owned by any of the Acquired Companies (the “Owned Real Property”, and collectively with the Leased Real Property, the “Real Property”), and the record title owner of the Owned Real Property.  Resource Partners has delivered to Buyer true and complete copies of all deeds, and all title insurance policies, title insurance, abstracts and other evidence of title (if any) in the possession of any Acquired Company relating to the Owned Real Property.  With respect to each such parcel of the Owned Real Property, except as otherwise specified on Schedule 3.19(b)(ii) or where the failure of any of the following to be true and correct would not reasonably be expected to be materially adverse to the use of such Owned Real Property:

(i)          the identified owner has adequate rights of ingress and egress with respect to, and marketable fee simple title to the parcel of the Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances;

(ii)         there are no pending or, to the Knowledge of IRP GP and Resource Partners, threatened condemnation proceedings, lawsuits, or administrative actions or to the Knowledge of IRP GP and Resource Partners other material matters affecting adversely the current use, occupancy, or value of the Owned Real Property;

(iii)        to the Knowledge of IRP GP and Resource Partners, no material Owned Real Property serves any adjoining property for any purpose inconsistent with the use of the Owned Real Property;

(iv)         to the Knowledge of IRP GP and Resource Partners, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property;

(v)           no tenant or other Person in possession of any Owned Real Property has any right to purchase or holds any right of first refusal to purchase any such properties; and

(vi)         other than Permitted Encumbrances, there are no other matters that would adversely affect the title of any Acquired Company.

(c)           All material buildings, structures and other improvements located upon the Real Property, including all material components thereof, are in working order and repair (normal Industry wear and tear excepted), have been operated and maintained in the Ordinary Course of Business and are in suitable and adequate condition for use consistent with past practices except as would not reasonably be expected to have a Material Adverse Effect.

(d)           None of the Acquired Companies have received any written, or to Knowledge of IRP GP and Resource Partners oral, notice of claims, with respect to the Real Property, that any Acquired Company has mined any coal that it did not have the right to mine or mined any coal in such reckless or imprudent fashion as to give rise to any claims for waste or trespass and no facts exist upon which such a claim could be based.  Resource Partners has made available to Buyer the most recent complete and, to the Knowledge of IRP GP and Resource Partners, correct version of each of the following items to the extent such items are (i) in the possession of any Acquired Company, (ii) relate to or affect the Real Property, including the coal reserves, coal ownership, mining conditions, mines, and mining, and (iii) material to the use or operation of any assets of any Acquired Company: geological data, reserve data, existing mine maps, surveys, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and all other books and records, information, maps, reports and data.

(e)           There does not exist any pending or, to the Knowledge of IRP GP and Resource Partners, any threatened condemnation action or any other Governmental Action undertaken to enforce any land use that would reasonably be expected to materially affect or materially impair the present use or operation of the Real Property and none of the Real Property has suffered any material damage by fire or other casualty.

3.20       No Brokers’ or Other Fees.  Except for those Persons listed on Schedule 3.20, whose fees and expenses will be paid by Sellers, no Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the Contemplated Transactions, and no Person is entitled to any fee or commission or like payment in connection with the Contemplated Transactions based upon any agreement, arrangement or other understanding made by or on behalf of Sellers.

3.21.      Affiliate Transactions.  Except as set forth on Schedule 3.21, since January 1, 2008, there have been no transactions or agreements between any Acquired Company, on the one hand, and any of its  Related Persons (including Sellers) or any of their Affiliates, on the other hand, including loans, services agreements, consulting agreements, employment agreements, or business arrangements.  None of the Related Persons (including Sellers) or any of their respective Affiliates has entered into or engaged in any transaction with any Acquired Company other than transactions entered into in the Ordinary Course of Business and that are on an arm’s length basis.

3.22       Customers and Suppliers.  Schedule 3.22 contains (a) a list of the top ten (10) customers of the Acquired Companies on a consolidated basis (determined on the basis of revenues) for each of the last two (2) fiscal years and (b) a list of the top ten (10) suppliers of the Acquired Companies on a consolidated basis (determined on the basis of cost of items purchased) for fiscal year 2010.  No customer set forth on Schedule 3.22 has ceased or materially reduced its purchases from or use of the services of any Acquired Company since December 31, 2010, or to the Knowledge of IRP GP and Resource Partners, has threatened to cease or materially reduce such purchases or use after the date hereof.  No supplier set forth on Schedule 3.22 has ceased or materially reduced its supply of materials or goods or provision of services to any Acquired Company since December 31, 2010, or to the Knowledge of IRP GP and Resource Partners, has threatened to cease or materially reduce such supply or provision after the date hereof.  To the Knowledge of IRP GP and Resource Partners, no such customer or supplier is currently in, or threatened with, bankruptcy or insolvency.

3.23       Absence of Certain Business Practices.  No Acquired Company, nor any of their Related Persons, or any Person acting on behalf of any Acquired Company has, directly or indirectly, within the past two (2) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the respective business of such Acquired Company (or assist such Acquired Company in connection with any actual or proposed transaction) that (a) might subject any Acquired Company to any material damage or material penalty assessed by any Governmental Authority, (b) if not given in the past might have had a Material Adverse Effect, (c) if not continued in the future, might have a Material Adverse Effect or (d) might subject any Acquired Company to a Proceeding by any Governmental Authority.

3.24       Full Disclosure.  To the Knowledge of IRP GP and Resource Partners, the representations and warranties made by IRP GP and Resource Partners in this Agreement and the certificates to be delivered pursuant to Section 2.3(a)(ii) and Section 8.3 of this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary to make any of them in light of the circumstances in which they were made, not misleading.

ARTICLE IIIA

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller individually represents and warrants, severally, but not jointly, to Buyer and only to the extent that the following representations and warranties pertains to such Seller and its ownership interest in Resource Partners, as of the date hereof and as of the Closing Date, other than representations and warranties that expressly speak as of the specific date and time (which need only be true and correct in all respects or true and correct in all material respects as applicable, as of such date and time), as follows:

3A.1       Organization. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

3A.2       Authorization; Enforceability. Seller has the requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents by Seller, and the performance of its obligations hereunder and thereunder, has been duly authorized by all necessary company action on the part of Seller, and, upon such authorization, no other proceedings or actions are necessary to authorize and consummate this Agreement, the other Transaction Documents or the Contemplated Transactions.  This Agreement has been, and upon the Closing Date the other Transaction Documents will be, duly executed and delivered by Seller, and, assuming due authorization, execution and delivery by Buyer, constitute the valid and binding agreements of Seller and are or will be enforceable against Seller in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3A.3       No Conflicts or Approvals. Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions does not and will not (a) violate, conflict with or result in a breach by Seller of its Organizational Documents, (b) require any filing with or permit, Consent or approval of, or the giving of any notice to any Person, or (c) assuming compliance with applicable requirements under the HSR Act, violate, conflict with, or result in a material breach of any Governmental Order or Law applicable to Seller.

3A.4       Interests. The authorized, issued and outstanding Partnership Interests are set forth on Schedule 3A.4, together with the identity of the partners.  On the Closing Date, Seller will be the record and beneficial owner and holder of the Partnership Interests shown on Schedule 3A.4 as being owned by it, free and clear of all Encumbrances.  Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of Seller’s Partnership Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

4.1         Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of its formation.  Buyer has the requisite organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.2         Authorization; Enforceability. Buyer has the requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents by Buyer and the performance of its obligations hereunder and thereunder has been duly authorized by all necessary organizational action on the part of such party and, upon such authorization, no other organization or partnership proceedings or actions are necessary to authorize or consummate this Agreement, the other Transaction Documents or the Contemplated Transactions.  This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Sellers, constitute the valid and binding agreements of Buyer and are enforceable against Buyer in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.3         No Conflicts or Approvals. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation by Buyer of the Contemplated Transactions does not (a) violate, conflict with or result in a breach by Buyer of its Organizational Documents, or (b) violate or result in a breach of any Governmental Order or Law applicable to Buyer or any of its properties or assets.

4.4         Governmental Authorization. Assuming compliance with the applicable requirement of the HSR Act and compliance with any requirements of the Securities Act, or the Securities and Exchange Act of 1934, as amended, and any other United States state or federal securities laws, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions, require no action by or in respect of, or any Governmental Approval, except with any such action or filing as to which the failure to make or obtain would not be material to Buyer and its Subsidiaries or prevent Buyer from consummating the Contemplated Transactions.

4.5         No Brokers’ or Other Fees. Except for those Persons listed on Schedule 4.5, whose fees and expenses will be paid by Buyer, no Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the Contemplated Transactions, and no Person is entitled to any fee or commission or like payment in connection with the Contemplated Transactions based upon any agreement, arrangement or other understanding made by or on behalf of Buyer.

4.6         Permit Blocking. To the Knowledge of Buyer, there is no block or punitive legal limitation on the ability of Buyer or any of its Affiliates to apply for or obtain any Permit under any Environmental Law.

ARTICLE V

EXCLUSIVE REPRESENTATIONS AND WARRANTIES

5.1         WARRANTIES EXCLUSIVE. Except for the express representations and warranties set forth in Article III, Buyer acknowledges that Sellers are making no (and Buyer specifically disclaims that it is relying upon or had relied upon any) representation or warranty, express or implied, at law or in equity, in respect of the Acquired Companies or any of their respective assets, Liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.  Buyer acknowledges that it has inspected and is knowledgeable of the coal reserves that are included with the Real Property.  Accordingly, except for the representations and warranties in Article III related to title of the Acquired Companies to the coal reserves or any rights of title of the Acquired Companies to the coal reserves otherwise existing at Law or in equity, notwithstanding anything to the contrary in Article III, the coal reserves that are included with the Real Property are accepted by Buyer on an “AS IS” basis, there being no warranties or representations, either express or implied, including but not limited to mineability of the coal, merchantability of the coal, fitness for a particular purpose, quality of the coal or quantity of the coal.  With respect to any projection or forecast delivered by or on behalf of Sellers or any Affiliate to Buyer as part of the express representations and warranties set forth in Article III, Buyer acknowledges that (w) there are uncertainties inherent in attempting to make such projections and forecasts, (x) it is familiar with such uncertainties, (y) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (z) it shall have no claim against any Person with respect thereto.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1         Conduct of Business Prior to the Closing.

(a)           Sellers covenant and agree that Sellers will, and will require each Acquired Company to, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Schedule 6.1(a) or (iii) with the prior written consent of an authorized officer of Buyer, from the date hereof to Closing, (A) conduct the business of each Acquired Company in the Ordinary Course of Business, (B) use commercially reasonable efforts to preserve intact the current business organization of each Acquired Company, keep available the services of the current officers, employees, and agents of each Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with each such Acquired Company, and (C) maintain and renew, if necessary, all insurance policies listed on Schedule 3.17 and all insurance policies not held in the name of any Acquired Company but which cover the assets and operations of the business of any Acquired Company and any Company Employees.

(b)           Without limiting the foregoing, Sellers covenant and agree that they will not, and will require each Acquired Company not to, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Schedule 6.1(b) or (iii) with the prior written consent of an authorized officer of Buyer, from the date hereof to Closing,

(A)           change any Acquired Company’s authorized or issued membership interests; grant any option or right to purchase membership interest of any Acquired Company; issue any security convertible to a membership interest; grant any registration rights in such membership interests; or sell, pledge, purchase, redeem, retire, or otherwise acquire any membership interests;

(B)           amend the Organizational Documents of any Acquired Company;

(C)           pay or increase any bonuses, salaries, severance or other compensation to any stockholder, director, officer, or employee; adopt or amend any Benefit Plan or Employee Arrangement, or enter into any employment, severance, or similar contract with any director, officer, or employee (except in the Ordinary Course of Business);

(D)           cause a material change in the accounting methods or practices, collection policies, pricing policies or payment policies used by any Acquired Company;

(E)           make any Tax election or settle or compromise any federal, state, local or foreign income Tax Liability, or waive or extend the statute of limitations in respect of any such Taxes;

(F)           (i) make any loan, or redeem or purchase any equity interests of an Acquired Company, transfer any asset, or enter into or agree to enter into any transaction to, with or for the benefit of any Acquired Company or any of their Affiliates (or agree, whether in writing or otherwise, to do any of the foregoing) or (ii) make any loans, advances or capital contributions to, or invest in, any other Person, except for employee advances for expenses in the Ordinary Course of Business;

(G)          sell, transfer, license, sublicense, lease, rent or otherwise dispose of or encumber any of the Leased Real Property, Owned Real Property or Material Personal Property pertaining to the businesses of the Acquired Companies, other than the (i) sale of coal, other inventory and obsolete equipment, (ii) lease, sublease or entering into other contractual relationships by and among an Acquired Company and one or more other Acquired Companies or third parties relating to rights of way, surface rights or similar rights of use, (iii) purchase of leased equipment under existing lease options that are disclosed on Schedule 3.18(c), or (iv) lease of additional equipment in the Ordinary Course of Business under existing master leases that are disclosed on Schedule 3.18(c);

(H)          cancel any debts owed to or waive any material claims or rights of the Acquired Companies;

(I)           fail to make any capital expenditure or commitment in the Ordinary Course of Business or as planned as of the date hereof, or make or commit to make any capital expenditure or commitment outside the Ordinary Course of Business not planned as of the date of this Agreement;

(J)           recognize any labor union or other employee representative, or enter into any collective bargaining agreement;

(K)          incur, assume or guarantee any Indebtedness other than such Indebtedness that is repaid in full prior to Closing, or enter into any swap or other off-balance sheet transaction for its own account, or enter into any economic arrangement having the economic effect of any of the foregoing;

(L)          amend or terminate any Material Contract, Equipment Lease or Real Property Lease or enter into any agreement that would be considered a Material Contract, Equipment Lease or Real Property if entered into prior to the data hereof, or waive or assign any material right under any Material Contract, Equipment Lease or Real Property Lease, including grants of Intellectual Property rights by assignment, license or otherwise;

(M)         satisfy any liabilities or compromise or settle (including by entering into any consent decree) any lawsuit or claim (including any lawsuit or claim involving a Governmental Authority) unless such satisfaction or compromise includes the payment in full by the applicable Acquired Company of all financial obligations arising therefrom;

(N)          fail to pay accounts payable and other obligations, when they become due and payable;

(O)          merge or consolidate with, or agree to merge or consolidate with, or purchase the assets of, or otherwise acquire, any business, business organization or division thereof, or any Person (other than the purchase of assets from suppliers and vendors in the Ordinary Course of Business);

(P)          fail to maintain in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; or

(Q)          agree, whether in writing or by oral agreement, to do any of the foregoing.

(c)           Until such time, if any, as this Agreement is terminated pursuant to Article IX, Sellers will not, and will cause their respective representatives not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of any Acquired Company, or any of the membership interests of any Acquired Company, substantially all of the assets of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.  Sellers, and each of their respective representatives, shall immediately notify Buyer regarding any contact between Sellers, and/or their respective representatives and any other Person regarding any offer, proposal or related inquiry unless such notification could violate any existing confidentiality agreement to which an Acquired Company is a party.

6.2         Redemption. Prior to the Closing, Resource Partners shall redeem all the limited partnership units issuable or outstanding under Resource Partners’ Restricted Unit Plan for a price equal to such holder’s (the “Redeemed Partners”) pro rata share of the Purchase Price to which such Redeemed Partner would have been entitled pursuant to this Agreement had such Redeemed Partner held such limited partnership units immediately prior to the Closing (the “Redemption”) and satisfy or enter into an agreement pursuant to which Agent on behalf of Sellers shall be solely responsible for satisfying any actual or contingent obligations under Resource Partners’ Long-Term Incentive Plan (the “Contingency Obligations”).  Resource Partners shall enter into a redemption agreement with each Redeemed Partner and shall enter into an agreement with each Person entitled to any Contingency Obligation, each in a form reasonably satisfactory to Buyer which agreements shall include, among other things, a release by such Redeemed Partner or such Person entitled to any Contingency Obligations of Resource Partners, Buyer and their Affiliates in a form reasonably satisfactory to Buyer.

6.3         Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company and its Related Persons to, (a) afford Buyer and its Related Persons and prospective lenders and their Related Persons (collectively, “Buyer’s Advisors”) reasonable access to each Acquired Company’s personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

6.4         Required Approvals; Consents.

(a)           As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Law to be made by them in order to consummate the Contemplated Transactions except for filings to be made pursuant to Section 6.10 and Section 6.14 which shall be governed by those sections. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (i) cooperate with Buyer with respect to all filings that Buyer makes pursuant to Section 6.4(b), and (ii) cooperate with Buyer in obtaining and use its commercially reasonable efforts to secure all Consents and Governmental Approvals required as a result of the Contemplated Transactions identified in Schedule 3.6 and Schedule 3.7 provided that Seller’s commercially reasonable efforts shall not include making any cash payments to any party from which a consent is sought other than the Consent Fees.

(b)           As promptly as practicable after the date of this Agreement, in consultation with Sellers, Buyer will, and will cause each of its Related Persons to, make all filings required by Law to be made by them in order to consummate the Contemplated Transactions except for filings to be made pursuant to Section 6.10 and Section 6.14 which shall be governed by those sections. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Sellers with respect to all filings that Sellers make pursuant to Section 6.4(a), and (ii) cooperate with Sellers in obtaining all Consents and Governmental Approvals required as a result of the Contemplated Transactions identified in Schedule 3.6 and Schedule 3.7.

(c)           To the extent permitted by Law, Buyer and Sellers shall each cause their respective counsel to supply to the other party copies of all correspondence, filings or written communications by such party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the Contemplated Transactions.

6.5         Further Actions.  Between the date of this Agreement and the Closing Date, Sellers and Buyer will use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Contemplated Transactions as promptly as practicable, and cooperate with each other to do so, including without limitation, obtaining as promptly as practicable all Consents and Government Approvals necessary in order to consummate the Contemplated Transactions, all in accordance with the provisions of this Agreement.

6.6         Financing.

(a)           Buyer has received, accepted and agreed to a commitment letter, dated March 6, 2011 (the “Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide the debt financing required to consummate the Contemplated Transactions.  The debt financing required to consummate the Contemplated Transactions, whether obtained pursuant to the arrangements contemplated by the Commitment Letter or through  substitute permanent financing arrangements which may involve  public or private offerings of debt or equity securities, is collectively referred to in this Agreement as the “Financing”.  A complete and correct copy of the executed Commitment Letter has been provided to Agent.

(b)           Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including (i) taking actions to enforce its rights under the Commitment Letter and (ii) using its reasonable best efforts to (A) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no more adverse to Buyer in any material respect, (B) satisfy on a timely basis all conditions applicable to it in such definitive agreements and (C) consummate the Financing at or prior to the Closing but in no event later than June 1, 2011.

(c)           Buyer may terminate and replace the Commitment Letter with a New Commitment Letter or may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date hereof, so long as (i) the addition of such lenders, lead arrangers, bookrunners, syndication agents or similar entities would not reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions and (ii) the Arranger (as defined in the Commitment Letter) shall remain obligated and committed to fund its financing commitments under the Commitment Letter (as in effect prior to any such amendment) on the terms and conditions of, and subject to the assignment provisions set forth in, the Commitment Letter (as in effect prior to any such amendment).  Upon any such amendment, replacement, supplement or modification of the Commitment Letter in accordance with this Section 6.6(c), the term “Commitment Letter” shall mean the Commitment Letter as so amended, supplemented or modified or any New Commitment Letter in replacement of the Commitment Letter, as the case may be, and, in the event that Buyer obtains Alternative Financing in accordance with Section 6.6(d), the term “Commitment Letter” shall mean the commitment letter (as amended, replaced, supplemented or modified in accordance with this Section 6.6(c)) related to the Alternative Financing.  The term “New Commitment Letter” shall mean the instrument replacing the existing Commitment Letter that (A) is on terms not materially less beneficial to Buyer than those set forth in the Commitment Letter; (B) does not involve any material conditions precedent to funding the Financing that are not contained in the Commitment Letter; and (C) would not reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions.

(d)           In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, the “flex” provisions contained in the Commitment Letter or accompanying fee letter) for any reason, Buyer shall use its reasonable best efforts to obtain, as promptly as practicable but no later than the Drop Dead Date, financing from alternative sources in an amount sufficient to consummate the Contemplated Transactions and that would not (i) involve any material conditions to funding the Financing that are not contained in the Commitment Letter; (ii) reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions; and (iii) include terms that would be materially adverse when compared to the terms of the Commitment Letter (an alternative financing meeting the foregoing requirements shall be an “Alternative Financing”).  In the event that Alternative Financing shall be obtained pursuant to this Section 6.6(d), Buyer shall comply with the covenants in Section 6.6(e) with respect to such Alternative Financing.

(e)           Buyer shall give Sellers prompt written notice of any material breach by any party of the Commitment Letter (or commitments for any Alternative Financing obtained in accordance with this Section 6.6(e)) of which Buyer becomes aware, any termination of the Commitment Letter (or commitments for any Alternative Financing obtained in accordance with this Section 6.6(e)) or any condition precedent of the Financing (or any Alternative Financing obtained in accordance with this Section 6.6(e)) which Buyer expects will not be satisfied at the Closing, as applicable.

(f)           At Buyer’s request, Sellers shall cause the Acquired Companies, and its or their representatives, to use their reasonable best efforts to (x) cooperate with Buyer to complete the Financing to the extent that information relating to, or the participation by members of management of, the Acquired Companies is reasonably necessary in connection therewith; and (y) provide all information and assistance that is customarily provided in financings comparable to the proposed Financing.  Without limiting the generality of the foregoing, Sellers shall cause the Acquired Companies to:

(i)           furnish to Buyer as promptly as practicable, upon Buyer’s request from time to time, (1) all Financial Statements, (2) all other financial statements required by the Commitment Letter (or commitments for any Alternative Financing obtained in accordance with Section 6.6(e)) with respect to the Acquired Companies within the time periods specified therein, including information reasonably requested by Buyer to assist in the preparation of pro forma financial statements and the projected consolidated financial statements of Buyer and (3) all financial statements, business and other financial data, audit reports and other information regarding the Acquired Companies of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering of debt or equity securities of Buyer (to the extent such information in clauses (2) or (3) currently exists and, in the event such information does not exist, Sellers will assist in obtaining such information at Buyer’s expense);

(ii)           use its reasonable best efforts to furnish to Buyer, as promptly as reasonably practicable, other information with respect to the Acquired Companies reasonably requested by Buyer in writing (1) so that Buyer may satisfy the applicable SEC requirements for public capital markets offerings and (2) of the type and form customarily included in offering documents used in private placements under Rule 144A under the Securities Act;

(iii)          use its reasonable best efforts to furnish to Buyer, as promptly as reasonably practicable, information relating to the Acquired Companies reasonably requested by Buyer in writing that is customarily used in the preparation of customary offering or information documents or rating agency, lender presentations or road shows relating to the Financing;

(iv)           upon reasonable advance notice and at Buyer’s expense, participate in investor presentations, road shows, due diligence sessions and rating agency presentations in connection with the Financing, including participation by senior management of the Acquired Companies with appropriate seniority and expertise;

(v)            cooperate reasonably with Buyer’s Financing sources’ due diligence, to the extent customary and reasonable and at Buyer’s expense;

(vi)           assist at Buyer’s expense with the preparation, including participating in drafting sessions, of any confidential information memorandum, offering memorandum, prospectus, registration statement or other offering document (including any amendments or supplements thereto and an additional version of any confidential information memorandum for use by “public-side” lenders) or rating agency presentation used by Buyer in connection with the Financing;

(vii)         request required consents of accountants for use of their reports in any materials relating to the Financing where the inclusion of such reports is necessary and request the delivery of customary comfort letters and customary representation letters;

(viii)        use its reasonable best efforts to facilitate pledging collateral of the Acquired Companies in connection with any debt portion of the Financing, including the execution and delivery of customary pledge and security agreements and other customary certificates and documents prepared by Buyer, as may be reasonably requested by Buyer (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing);

(ix)          provide authorization letters to the Financing sources authorizing the distribution of the Acquired Companies’ information to prospective lenders;

(x)           use commercially reasonable efforts to assist Buyer and the Financing sources in benefiting from the Acquired Companies’ existing lending and investment banking relationships;

(xi)          take such corporate actions (subject to the occurrence of the Closing) as are reasonably necessary to complete the Financing; and

(xii)         use reasonable best efforts to facilitate the execution and delivery (at the Closing) of definitive documents related to the Financing.

Sellers hereby consent to the use of the Acquired Companies’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Acquired Companies or the Sellers or the reputation or goodwill of the Acquired Companies or the Sellers.

6.7         Further Assurances. Following the Closing, Sellers and Buyer will, and each will cause each of its respective Related Persons to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably required by Sellers, on the one hand, and Buyer, on the other hand, as applicable, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions.

6.8         Purchase Price Deductions; Special Indemnity.

(a)           Sellers hereby agree that the Cash Portion of the Purchase Price shall be reduced by the amounts set forth on Schedule 6.8(a) (the “Purchase Price Deductions”).

(b)           Sellers hereby covenant and agree that, prior to the Closing, Sellers shall pay to the extent known and quantifiable (i) any and all performance bonuses earned by any Company Employee through the Closing Date and not reflected in Current Liabilities (“Bonuses”); (ii) any and all “change of control” or similar payments to which any Company Employee is entitled as a result of the Contemplated Transactions (but only to the extent such right is not waived in writing by such Company Employee) (“Change of Control Payments”); and (iii) one-half of any cost or expense incurred by Sellers, Buyer or the Acquired Companies to induce a third party to that certain lease agreements listed under Item 3 of Schedule 6.8(c) to consent to the assignments of such lease and other similar fees related to such lease and arising from the Contemplated Transactions (the “Consent Fees”).

(c)           Sellers hereby covenant and agree that, from and after the Closing, Sellers shall indemnify each Buyer Indemnitee, to the extent provided in Section 10.1(a), for any Losses of such Buyer Indemnitee with respect to, whether disclosed to Buyer or not, any Bonus, Change of Control Payment, Consent Fees or other matter set forth on Schedule 6.8(c) (the “Special Indemnity Matters”) arising on or after the Closing Date, not included in the Purchase Price Deductions pursuant to Section 6.8(a) or not paid by Sellers pursuant to Section 6.8(b).

6.9           Guarantees; Seller Bonds.

(a)           Sellers’ Guarantees.  Prior to and after the Closing, Buyer shall cooperate with Sellers and their Affiliates and shall use its commercially reasonable efforts, which shall include preparation and submission of documents, provision of information and response to requests, to cause Buyer and/or one or more Affiliates of Buyer to be substituted in all respects for Sellers or any Affiliate of Sellers, in respect of all Liabilities under the Seller Guarantees, and to cause Sellers and all Affiliates of Sellers to be fully released and discharged with respect thereto, in each case, as of the Closing Date; provided that, Buyer’s commercially reasonable efforts shall not include making any cash payments to any party from which a release is sought or modifying or amending any agreement with any party from which a release is sought in a manner that is adverse to the Acquired Companies or Buyer.  Without limiting the generality of the foregoing, with respect to such Seller Guarantees that are the result of Sellers being an indemnitor under any of Seller Bonds, Buyer may post a replacement surety bond for the bond of the Company in the manner set forth in Section 6.9(b) in lieu of being substituted for Sellers.  With respect to any Seller Guarantees which are not fully released and discharged prior to the Closing Date, Buyer shall continue to use commercially reasonable efforts to replace such Seller Guarantees and/or to cause Sellers and all Affiliates of Sellers to be fully released and discharged therefrom effective as of the Closing Date.

(b)           Bonds.  With respect to the Seller Bonds, Buyer shall post, within five (5) Business Days following the Closing Date, a replacement surety bond for the benefit of the beneficiaries thereof in form and substance and issued by a surety company that is satisfactory to such beneficiaries.  Each such replacement surety bond so provided by the Buyer shall provide on its face that it “supersedes and replaces” the applicable Seller Bond as of the Closing Date.  At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Sellers, such other documents as may reasonably be requested by Sellers in order to permit Sellers to effect the full release and discharge of Sellers and all Affiliates of Sellers as of the Closing Date.  Buyer shall reimburse Sellers on a monthly basis for all reasonable costs and expenses incurred by Sellers or the Affiliates of Sellers with respect to all such bonds that remain outstanding following the Closing Date to the extent such costs and expenses accrue on or after the Closing Date.

(c)           Indemnification After Closing.  Buyer shall indemnify and hold Sellers and all Affiliates of Sellers harmless from and against, and pay and reimburse Sellers and all Affiliates of Sellers for, any and all Losses that they may incur arising or relating to the Seller Guarantees or Seller Bonds for events occurring on or after the Closing Date.  Any payment required to be made by Buyer under this Section shall be made within ten (10) Business Days after Buyer’s receipt of written notice from Sellers or any Affiliate of Sellers describing in reasonable detail the amount owing hereunder.

(d)           Refund of Premiums.  All funds in respect of premiums that are refunded in respect of Seller Guarantees or Seller Bonds on account of the replacement thereof by Buyer pursuant to this Section shall be for the account of Sellers and their Affiliates.  Buyer shall pay over or cause the Acquired Companies to pay over to Sellers any such refunds received by any Acquired Company after the Closing promptly upon receipt of such refunds.

(e)           Required Efforts.  Notwithstanding the foregoing, in no event shall any party hereto be required to or otherwise file any lawsuit in order to cause the replacement and/or release and discharge of any Seller Guaranty or Seller Bond. After the Closing, Buyer will not, and will not permit any Acquired Company to, renew, extend, amend or supplement any loan, contract, lease or other obligation underlying any guarantee with respect to which Sellers and their Affiliates are not fully released and discharged as of the Closing Date in any manner that would extend or increase the Liability of Sellers or any Affiliate of Sellers without providing Sellers with evidence satisfactory to Sellers that Sellers and their Affiliates have been fully released and discharged.

(f)           Approval of Replacement Bonds.  So long as Buyer provides adequate credit support for the replacement of each Seller Bond pursuant to this Section 6.9 on or before the Closing Date, any delay in the release of a Seller Bond or a bond being replaced at the discretion of Buyer in lieu of replacing Sellers as an indemnitor for a Seller Bond shall not constitute a breach of the covenant of Buyer to post such replacement surety bond by the Closing Date.

6.10       Permits.

(a)           Pending Transfers; Documents.  Within five (5) Business Days following the Closing Date, Buyer shall submit (i) all filings necessary to cause the applicable Governmental Authorities to transfer to Buyer the Permits (the “Transfer Applications”); and (ii) any and all replacement bonds or other financial security, if applicable, required to complete the transfer of the Permits and replace the Seller Bonds.  The parties acknowledge that some Governmental Authorities may not require a permit transfer but may require updated ownership and control information perhaps with a bond replacement and/or the issuance of a new license or mine number and that any reference herein to a permit transfer shall also refer to bond replacement and/or ownership and control information or issuance of a new license or mine number.  Prior to filing, Buyer shall deliver to Agent copies of the Transfer Applications.  Sellers will cooperate with Buyer and take all actions necessary to complete all necessary forms to effect the Transfer Applications and to effect Buyer’s ability to operate under Sellers’ permits during the Permits Transfer Period described below.

(b)           Post-Filing Obligations.  Buyer shall diligently pursue and use its commercially reasonable efforts to expeditiously secure the transfer of all the Permits within the Permits Transfer Period, which shall include, but is not limited to, cooperating with the relevant Governmental Authorities, participating in the public comment process, and working with interested parties and neighboring landowners.  In the event Buyer fails to secure transfer of (i) all Permits (other than Permits for which there is a pending action) within three (3) months from the Closing Date and (ii) all Permits for which there is a pending action within twelve (12) months from the Closing Date, then Buyer shall pay to Agent, for the benefit of Sellers the amount of any and all reasonable costs, expenses or damages incurred by Sellers or their Affiliates resulting from such failure, provided however, that if such failure is caused by Sellers’ actions (including any failure by Sellers to take any necessary action), then Sellers shall pay to Buyer the amount of any and all reasonable costs, expenses or damages incurred by Buyers or their Affiliates (including the Acquired Companies following the Closing) resulting from such failure.

(c)           Violations.  During the period of time from the Closing Date until the applications for the transfer of control of the Acquired Companies has been accepted by the relevant Governmental Authorities (“Permits Transfer Period”), if Sellers receive a notice of violation under any of the Permits, it will give Buyer and the applicable Acquired Company (as owned by Buyer) prompt notice thereof.  During the Permits Transfer Period, Buyer and the applicable Acquired Company (as owned by Buyer) shall use their commercially reasonable efforts to timely cure such violation.  If Sellers reasonably determine that Buyer or the applicable Acquired Company (as owned by Buyer) will not cause such violation to be cured in a timely fashion during the Permits Transfer Period, they shall have the right to cure, or cause to be cured, such violation and be reimbursed by Buyer or the applicable Acquired Company (as owned by Buyer) for all reasonable costs incurred in curing such violation.

6.11       Confidentiality.  The provisions of that certain letter agreement by and between Resource Partners and Buyer dated December 14, 2010 (the “Confidentiality Agreement”), shall continue to apply to the parties as though all such parties were original signatories thereto.  If this Agreement is terminated for any reason whatsoever, the parties shall continue to be bound by the terms of the Confidentiality Agreement and the Buyer shall return to the Company all tangible embodiments (and all copies) of “Evaluation Material” (as defined in the Confidentiality Agreement) that are in its possession.

6.12       Tax Matters.

(a)           Proration of Straddle Period.  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:

(i)           in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax years of each of the Acquired Companies (and each partnership in which any of the Acquired Companies is a partner) ended with (and included) the Closing Date; and

(ii)           in the case of Taxes that are imposed on a periodic basis with respect to the assets of any Acquired Company, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(b)           Transfer Taxes.  All excise, sales, use, transfer (including real property transfer or gains), stamp and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the Contemplated Transactions (the “Transfer Taxes”), if any, shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand.  If Sellers, on the one hand, or Buyer, on the other hand, pay any Transfer Taxes then the other party shall reimburse the paying party for one half of such Transfer Taxes actually paid.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party shall use reasonable commercial efforts to provide such Tax Returns to the other party at least ten (10) days prior to the due date for such Tax Returns.

(c)           Cooperation on Tax Matters.

(i)           The Buyer and each of the Acquired Companies, on the one hand, and the Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and each of the Acquired Companies, on the one hand, and the Sellers, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(ii)           The Buyer and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions).

6.13           Employee Plans.   Buyer shall, or shall cause one of its Affiliates to, provide each individual who is employed by any of the Acquired Companies on the Closing Date and who continues employment with Buyer or any of its Affiliates (including the Acquired Companies after Closing) after the Closing Date (the “Continuing Employees”) with a position providing base pay that is at least equal to the base pay provided to such Continuing Employees by the applicable Acquired Company immediately prior to the Closing Date.  Nothing in this Section 6.13, however, will limit the right of Buyer to terminate or suspend employment of any Continuing Employee after the Closing, subject only to the provisions of Section 6.15.  For a period of at least twelve (12) months beginning on the Closing Date, the Buyer shall provide, or cause to be provided, to Continuing Employees, employee benefits and programs that, individually or in the aggregate, are substantially similar either to the Employee Benefit Plans maintained or contributed to by the Acquired Companies (as the case may be) for employees of the Acquired Companies as of the date of this Agreement or to employee benefit plans and programs provided by the Buyer to similar situated employees of the Buyer on the date as of which the substantially similar comparison is made.  Continuing Employees shall receive full credit for their services with the Acquired Companies for purposes of eligibility to participate and vesting in benefits under any employee benefit plans and programs of the Buyer and its controlled group of corporations in which they are eligible to participate; provided, that no credit shall be given for purposes of benefit accrual or entitlement to severance benefits or if the service credit would result in a duplication of benefits.  For the entire calendar year of 2011, Continuing Employees shall be permitted to take earned but not taken vacation time-off as provided in Sellers’ vacation time-off policy.  Buyer shall provide the Continuing Employees and their eligible dependents with credit for any co-payments, out-of-pocket expenses and deductibles paid (to the same extent such credit was given under a corresponding benefit plan prior to the Closing Date) in satisfying any applicable deductible, co-payment or out-of-pocket requirements in respect of the plan year in which the Closing Date occurs.

6.14           Antitrust Notification.

(a)           As promptly as reasonably practicable following the execution of this Agreement, Buyer and Agent, on behalf of Sellers shall make all pre-transaction notification filings required under the HSR Act (which shall be made no later than seven (7) Business Days after the date of this Agreement) and any other filing under any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of preventing monopolization, restraints of trade or abusing a dominant position (collectively, “Antitrust Laws”) of any country, state, province or jurisdiction of competent jurisdiction requiring a notification and observation of a waiting period or requiring prior approval before consummating the Contemplated Transactions and the other Transaction Documents (“Pre-Transaction Notification Rules”).  Each of Buyer and Sellers shall: (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its determination as to whether and which Pre-Transaction Notification Rules are necessary or advisable and the preparation of any filings under any Pre-Transaction Notification Rules; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to any Governmental Authority charged with enforcing, applying, administering, or investigating any Antitrust Law, including the United States Federal Trade Commission, the United States Department of Justice, any attorney general of any state of the United States or any other competition authority of any jurisdiction (“Antitrust Authority”), and of any communication received or given in connection with any proceeding by a private party related to the Antitrust Laws, in each case, regarding this Agreement and the other Transaction Documents and in a manner that protects attorney-client or attorney work product privilege; and (iii) permit the other party to review and incorporate the other party’s reasonable comments in any communication given by it to any Governmental Authority or in connection with any proceeding by a private party related to Antitrust Laws with any other Person, in each case, regarding the Contemplated Transactions and in a manner that protects attorney-client or attorney work product privilege.  Unless otherwise agreed and without limiting the obligations stated in this Section 6.14(a), Buyer and Sellers shall each use their respective commercially reasonable efforts to ensure the prompt expiration of any applicable waiting period under any Pre-Transaction Notification Rules and approval by any relevant Antitrust Authority.  Further, without limiting the obligations stated in this Section 6.14(a), Buyer and Sellers shall each use their respective commercially reasonable efforts to respond promptly to and comply with any request for information any Governmental Authority regarding the Contemplated Transactions or filings under any Pre-Transaction Notification Rules.  Neither party hereto shall initiate, or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the Contemplated Transactions or filings under any Pre-Transaction Notification Rules without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any party, shall be limited to outside antitrust counsel only).

(b)           The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(c)           No party shall take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any antitrust authority under any Pre-Transaction Notification Rule or Antitrust Law or the expiration of the required waiting period under the Pre-Transaction Notification Rules or any other Antitrust Laws.

6.15           WARN Act.  Notwithstanding the provisions of Section 6.13, Sellers agree that prior to the Closing, and Buyer agrees that for ninety (90) days after the Closing, Sellers or Buyer shall not, and shall not allow any of the Acquired Companies to, take any act or allow any failure to act that would be a violation of any WARN Act.  Sellers covenant and agree that, from the date hereof through the Closing, Sellers shall, and shall cause each of the Acquired Companies, not to terminate more than 30 employees of the Acquired Companies, in the aggregate, without notice to and the consent of Buyer, which consent shall not be unreasonably withheld.

6.16       Schedules. At all times prior to the Closing, Sellers shall provide Buyer with written notification, which notification may be in the form of a written update to the schedules (each, an “Update”), of any change, fact, event, occurrence or other information of any kind whatsoever, whether arising before or after the date of this Agreement, which, except as provided in this Section 6.16, causes or constitutes a breach of any representation or warranty made by Sellers or that would make the timely satisfaction of any of the conditions set forth in Article VII impossible.  Any Update shall specify each portion of any representation and warranty or condition affected by such Update.  Sellers shall provide to Buyer such information as Buyer may reasonably request in order to review any matter disclosed in any Update.  In connection with determining the accuracy of any of the representations and warranties made by Sellers in this Agreement for the purposes of Article X, (a) the delivery of an Update with respect to any event, fact or matter existing but not disclosed in an applicable schedule as of the date of this Agreement (a “Pre-Signing Event Update”) shall not cure or otherwise affect or be deemed a waiver of any breach of a representation or warranty made as of the date hereof and such Pre-Signing Event Update shall not qualify any such representation and warranty as of the date of this Agreement, and (b) the delivery of an Update with respect to any event, fact or matter first arising after the date of this Agreement (a “Post-Signing Event Update”) shall be deemed to supplement or amend the schedules solely for the purpose of qualifying the portions of the representations and warranties specified in the Post-Signing Event Update as the same are made at and as of the Closing as if such Post-Signing Event Update had been incorporated into the schedules theretofore in effect; provided, however, after delivery of a Post-Signing Event Update to Buyer, Buyer shall have the right to terminate this Agreement upon written notice to Sellers unless Sellers agree in the Post-Signing Event Update that such Post-Signing Event Update shall not be deemed to effect or to qualify any representation or warranty for purposes of making the representations and warranties herein at and as of the Closing provided that if Seller does not agree and Buyer does not exercise its right to terminate and the Closing occurs, Buyer Indemnitee’s right to indemnification shall be deemed to have been waived.  Except as provided in the immediately preceding sentence, neither the delivery of an Update nor any Closing thereafter shall be deemed a waiver of any Buyer Indemnitee’s right to indemnification pursuant to Section 10.1(a) for any breach or nonfulfillment by Sellers of any covenant or agreement contained in this Agreement with respect to the subject matter of any Update or for any breach of any representation or warranty made at and as of the date of this Agreement.  In connection with determining the accuracy of any of the representations and warranties made by Sellers in this Agreement for the purposes of determining whether any of the conditions set forth in Article VII has been satisfied (including the condition in Section 7.1), all Updates, including Post-Signing Event Updates, shall be disregarded.  If an Update is delivered within three (3) Business Days of the Closing, Buyer shall be entitled, at its option, to delay the Closing by three (3) Business Days.  Each Update shall specify whether it is a Pre-Signing Event Update or a Post-Signing Event Update.

6.17       Release.

(a)           As of the Closing, Sellers, in their individual capacity and on behalf of their respective Affiliates, and to the extent Sellers have the authority, any Related Person of any of the foregoing and all Persons claiming by, through, for or under Sellers on behalf of Sellers, hereby irrevocably and unconditionally release, settle, cancel, discharge and acknowledge to be fully and finally satisfied any and all claims, demands, rights, actions, causes of action, debts, accounts, covenants, contracts, agreements, promises, damages, costs, reimbursements, compensation, liabilities and expenses, including attorney’s fees, of any and every kind, nature or description whatsoever, known or unknown, at law or in equity (including with respect to the allocation among Sellers of the proportionate amount of consideration received pursuant to the Contemplated Transactions) other than those that Sellers may have against Buyer arising under this Agreement or any other Transaction Document (subject to the terms of this Agreement) (collectively, “Sellers Claims and Losses”), which Sellers or any of their respective Related Parties, or any other Person claiming by, through, for or under Sellers on behalf of Sellers, may have had or may now have or assert against (i) Buyer and its Affiliates, (ii) any of the Acquired Companies (collectively with Buyer and its Affiliates, “Buyer Released Parties”), which are on account of any matter whatsoever attributed to the period, or arising during the period, from the beginning of time through and including and ending at the Closing  (all Sellers Claims and Losses released in this Section 6.14 being referred to as the “Sellers Released Claims”).

(b)           Sellers agree that neither Sellers nor their Related Parties, nor anyone claiming under, through or for them or on their behalf will bring, file, institute, prosecute, maintain, participate in, or recover upon, either directly or indirectly, or encourage or benefit from the institution of any suit, charge, administrative proceeding, investigation, or action at law or in equity against the Buyer Released Parties, or any of them, in or before any court, agency or forum, state or federal, or otherwise, for or relating to any of the Sellers Released Claims.  Sellers agree that this release may be pleaded by the Buyer Released Parties as a counterclaim or cross-claim to or as a defense in bar or abatement of any Sellers Released Claim.  Notwithstanding anything herein to the contrary, this Section 6.17 shall not preclude Sellers nor their Related Parties, nor anyone claiming under, through or for them from asserting any claim against the Buyer Released Parties or any of them resulting from any third-party claim against Sellers or such persons for actions of the Acquired Companies or any of the Buyer Related Parties or any claims under Article X.

6.18       Employees. Prior to the Closing, Sellers shall cause (i) each of the officers and employees of IRP Administrative Services, LLC (“IRP Administrative”)  who spend a substantial portion of their business time performing services on behalf of the Acquired Companies rather than IRP Administrative to become officers or employees of one or more of the Acquired Companies, (ii) each of the employment agreements that any such officer or employee is a party to as set forth on Schedule 6.18 to be assigned by IRP Administrative to the applicable Acquired Company and (iii) each such officer or employee to consent to such assignment of his employment agreement, agree that such assignment is not included within the definition of “Good Reason” as defined in his or her employment agreement and waive any rights to any “change of control” or similar payments such officer or employee may have under such employment agreement from Buyer or any of the Acquired Companies.  For purposes of this Agreement, any officer or employee of IRP Administrative Services that will become an officer or employee of one or more of the Acquired Companies prior to the Closing shall be deemed a “Company Employee.”

ARTICLE VII

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS TO CLOSE

Sellers’ obligation to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Agent in whole or in part):

7.1         Representations and Warranties. The representations and warranties of Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects and the representations and warranties of Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time), without giving effect to any supplement to the schedule.

7.2         Performance. Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it at or prior to the Closing.

7.3         Officer’s Certificates. Buyer shall have delivered to Agent a certificate, dated as of the Closing Date and executed by the chief executive officer of Buyer, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2.

7.4         Governmental Approvals. All material Governmental Approvals with respect to the Contemplated Transactions shall have been obtained and all conditions relating to such Governmental Approvals shall have been satisfied.

7.5         HSR Act.  Any required waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act and antitrust laws shall have expired or been terminated.

7.6         AVS List.  Buyer shall not be (i) listed on the Applicant Violation System maintained by the Office of Surface Mining of the United States Department of the Interior or any counterpart system maintained by each of the State of West Virginia or the Commonwealth of Kentucky, or (ii) blocked from obtaining any Permits by any applicable Governmental Authority.

7.7         Seller Guarantees and Seller Bonds Arrangements All Seller Guarantees and Seller Bonds listed on Schedule 7.7 shall have been released or adequate credit support for the replacement of Seller Bonds shall have been provided by Buyer as described in Section 6.9(f).

7.8         Injunctions

 At the Closing there shall not be in effect any Law or Governmental Order which restrains, prohibits or declares illegal the consummation of the Contemplated Transactions and no Governmental Authority of competent jurisdiction shall have instituted or threatened a Proceeding seeking to impose any such restraint or prohibition which would have a Material Adverse Effect.

7.9         Closing Deliveries Buyer shall have delivered in all material respects all of the closing deliveries required by Section 2.3(b).

ARTICLE VIII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS TO CLOSE

Buyer’s obligations to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer in whole or in part).

8.1         Representations and Warranties. The representations and warranties of Sellers in this Agreement that are qualified by materiality shall be true and correct in all respects and the representations and warranties of  Sellers in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time), without giving effect to any supplement to the schedule.

8.2         Performance. Sellers shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing.

8.3         Officer’s Certificate. Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by the chief executive officer of each Seller, certifying to the fulfillment of the conditions specified in Sections 8.1 and 8.2 to the Knowledge of such officer.

8.4         Governmental Approvals. All material Governmental Approvals with respect to the Contemplated Transactions shall have been obtained and all conditions relating to such Governmental Approvals shall have been satisfied, including the expiration or termination of any waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act and any other antitrust laws.

8.5         Other Approvals. All Consents from Persons other than Governmental Authorities with respect to the Contemplated Transactions listed on Schedule 3.6 shall have been obtained.

8.6         Injunctions. At the Closing there shall not be in effect any Law or Governmental Order which restrains, prohibits or declares illegal the consummation of the Contemplated Transactions and no Governmental Authority of competent jurisdiction shall have instituted or threatened a Proceeding seeking to impose any such restraint or prohibition which would have a Material Adverse Effect.

8.7         Closing Deliveries. Sellers shall have delivered, or caused to be delivered, in all material respects, all of the Closing deliveries required by Section 2.3(a).

8.8         Material Adverse Effect. At any time on or after the Latest Balance Sheet Date there shall not have occurred and be continuing a change in the condition of the Acquired Companies, taken as a whole, that has resulted in a Material Adverse Effect.

8.9         Permits. For each Permit that is not transferred at Closing in accordance with Section 6.10, Sellers shall have fully complied with all of the terms and obligations of Section 6.10(b).

8.10       Repayment of Indebtedness.  Sellers shall have repaid all the Indebtedness listed on Schedule 2.6 as to be repaid at or before Closing and shall have delivered to Buyer evidence of such payment in form and substance satisfactory to Buyer.

8.11       Redemption. The Redemption shall have been completed and the Contingency Obligations satisfied in accordance with the provisions of this Agreement.

8.12       Environmental Reports.  Sellers shall have caused each Acquired Company to have completed, to the reasonable satisfaction of Buyers, each of the matters identified in the Modified Phase I Environmental Site Assessment Report for Mine Operations Associated with International Resource Partners West Virginia and Kentucky Operations February 2011, under the heading “The following housekeeping issues and recommendations were also noted during the site assessment.”

8.13       Shared Services Agreement.  Holdings II and International Industries shall have executed and delivered a First Amendment to the Shared Services Agreement between them dated as of June 12, 2007, giving Holdings II the right to terminate the Shared Services Agreement at any time, with or without cause, at its sole discretion.

ARTICLE IX

TERMINATION

9.1         Termination. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by either Buyer or Agent if a material breach of any provision of this Agreement has been committed by the other party (including, in the case of termination by Buyer, the Agent or Sellers) and such breach has not been waived by the party to waive such condition;

(b)           (i) by Buyer if any of the conditions in Article VIII has not been satisfied in all material respects as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

(ii) by Agent, if any of the conditions in Article VII has not been satisfied in all material respects as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers or Agent to comply with their obligations under this Agreement) and Agent have not waived such condition on or before the Closing Date;

(c)           by mutual consent of Buyer and Agent; or

(d)           by either Buyer or Agent if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement (including in the case of Agent, Sellers) to comply fully with its obligations under this Agreement) on or before September 1, 2011 (the “Drop Dead Date”), or such later date as the parties may agree upon.

9.2         Procedure and Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.11 and 11.2 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies (including damages and attorney’s fees) available at law or equity, including the remedy of specific performance as set forth in Section 11.18, will survive such termination unimpaired.

ARTICLE X

INDEMNIFICATION

10.1       Indemnification.

(a)           Indemnification by Sellers.  Subject to the limitations set forth in this Section 10.1, Sellers agree to indemnify, defend and hold Buyer and its respective Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”), harmless from and in respect of any and all Losses, net of the proceeds from any insurance policies or other third party reimbursement for, or any tax benefit Buyer actually receives as a result of, such loss, and net of any Losses incurred by Seller Indemnitees and not previously paid pursuant to which they are entitled to indemnification under Article X that they may incur arising solely out of or related to:

(i)            any breach of any representation or warranty made by Sellers, Resource Partners or Agent (in each case without regard to any “Material Adverse Effect” or other “materiality” qualifier contained therein) in this Agreement, the Schedules, or any other Transaction Document delivered by Sellers or Agent pursuant to this Agreement;

(ii)           any breach of any representation or warranty made by Sellers or Resource Partners (in each case without regard to any “Material Adverse Effect” or other “materiality” qualifier contained therein) in this Agreement as if such representation or warranty were made on and as of the Closing Date;

(iii)           any breach by Sellers, Resource Partners or Agent of any covenant or obligation of Sellers, Resource Partners or Agent in this Agreement or any other Transaction Document delivered pursuant to this Agreement;

(iv)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(v)            the Redemption and any Contingency Obligations;

(vi)           any Buyer Indemnified Taxes; or

(vii)         any Special Indemnity Matter.

(b)           Indemnification by Buyer.  Subject to the limitations set forth in this Section 10.1, Buyer agrees to indemnify, defend and hold Sellers and their Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”), harmless from and in respect of any and all Losses, net of the proceeds from any insurance policies or other third party reimbursement for, or any tax benefit Sellers actually receives as a result of, such loss, that they may incur arising solely out of or relating to:

(i)            any breach of any representation or warranty made by Buyer (in each case without regard to any “materiality” qualifier contained therein) in this Agreement, the Schedules, or any other Transaction Document delivered by Buyer pursuant to this Agreement;

(ii)           any breach of any representation or warranty made by Buyer (in each case without regard to any “materiality” qualifier contained therein) in this Agreement as if such representation or warranty were made on and as of the Closing Date;

(iii)          any breach by Buyer of any covenant or obligation of Buyer in this Agreement or any other Transaction Document delivered pursuant to this Agreement; or

(iv)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer or any Affiliate (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

provided, however, that Buyer shall have no obligation to indemnify any Seller Indemnitee to the extent that Sellers are required to indemnify the Buyer Indemnitees or would be so required but for the limitations set forth in Section 10.1(d).

(c)           Survival of Representations, Warranties and Indemnities.  The representations, warranties, covenants, undertakings and agreements of the parties contained in or made pursuant to this Agreement or in any instrument delivered pursuant hereto, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing for a period of fourteen (14) months from the Closing Date, except that the representations and warranties in Section 3.3 (Interests) and Section 3A.4 (Interests)  shall survive indefinitely (for each type of indemnification claim, the “Indemnity Termination Date”).  Any claim for indemnification under this Agreement which is made in good faith and in a writing specifying the factual basis of the claim in reasonable detail to the extent then known by the claiming party prior to the expiration of the applicable Indemnity Termination Date shall survive such expiration until mutually resolved or otherwise determined hereunder, as applicable, and the applicable Indemnity Termination Date for all purposes hereunder shall automatically be extended with respect to such claim (but not any other claims) until such claim is so mutually resolved or otherwise determined hereunder.  Any claim not so made prior to the expiration of the applicable Indemnity Termination Date shall be deemed to have been waived.

(d)           Limitations.  Any recovery by any party under this Article X with respect to claims for indemnification pursuant to this Section 10.1 shall be limited as follows:

(i)           The maximum aggregate amount of indemnifiable Losses under Article X arising out of or resulting from the causes that may be recovered from Sellers shall not exceed the amounts then remaining of the General Escrow Amount in the Escrow Fund; provided that, notwithstanding anything in this Section 10.1(d) to the contrary, in no event will the limitations set forth in this Section 10.1(d)(i) apply  with respect to any breach of any representation, warranty, or covenant or obligation pursuant to Section 3.3 (Interests) and Section 3A.4 (Interests); provided, however, that no Seller shall be liable for the amount of idemnifiable Losses exceeding, on an aggregate basis, the portion of the Purchase Price received by such Seller;

(ii)         No party shall be entitled to any recovery unless and until the total of all claims brought by such party for indemnity or damages pursuant to this Section 10.1 exceeds $500,000 and such party then shall be entitled to recover only the amount by which such claims for indemnity or damages exceed $500,000; provided that, notwithstanding anything in this Section 10.1(d) to the contrary, in no event will the limitations set forth in this Section 10.1(d)(ii) apply (x) in the event of fraud, willful misconduct or bad faith, (y) with respect to any breach of any representation, warranty or covenant or obligation pursuant to Section 3.3 (Interests) and Section 3A.4 (Interests), and (z) with respect to any claim for indemnification pursuant to Section 10.1(a)(iv), (v), (vi), or (vii); and

(iii)        The remedies set forth in this Article X and Sections 2.7 and 2.8 and the specific performance remedy referenced in Section 11.18 shall provide the sole and exclusive remedies arising from this Agreement.

(e)           Procedure for Indemnification – Third Party Claims.

(i)           Promptly after receipt by an indemnified party under Section 10.1(a) or Section 10.1(b) of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any Liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(ii)         If any proceeding referred to in Section 10.1(e)(i) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (A) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (B) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a proceeding, (1) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; and (2) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (x) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (y) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (z) the indemnified party will have no Liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

(iii)        Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by compromise or settlement effected without its consent (which may not be unreasonably withheld).

(f)           Procedure for Indemnification – Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(g)           Punitive Damages.  Notwithstanding any other provision of this Agreement to the contrary, no indemnifying party shall be liable to an indemnified party for any punitive damages, special damages, indirect damages, or similar items except to the extent that a Buyer Indemnitee has become liable to any third party for such punitive damages, special damages, indirect damages, or similar items resulting from a third party claim for which indemnification is provided for in Section 10.1(a).

10.2       Treatment of Indemnification Payments.

 All indemnification payments made under this Agreement shall be treated by Buyer and Sellers as an adjustment to the Purchase Price.

ARTICLE XI

MISCELLANEOUS

11.1       Agent. IRP GP (“Agent”) is hereby appointed as agent and attorney-in-fact for each Seller, and through the Closing, for each Acquired Company, for and on behalf of Sellers and the Acquired Companies, to act as Agent for Sellers and the Acquired Companies under this Agreement and each other Transaction Document, and to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims for indemnification, to authorize delivery to Buyer or any Buyer Indemnitee of any payment hereunder, and to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing in accordance with the terms and provisions of this Agreement and each other Transaction Document.  Notices or communications to or from Agent hereunder shall constitute notice to or from each Seller or, at or prior to the Closing, the Acquired Companies.  Sellers and the Acquired Companies hereby agree that the appointment of Agent pursuant to this Section 11.1 shall be irrevocable except as otherwise provided herein or by non-waivable provisions of Applicable Law.  Notwithstanding the foregoing, such appointment shall be automatically revoked as to the Acquired Companies as of the completion of the Closing.  Any decision, act, consent or instruction of Agent relating to this Agreement or any other Transaction Document shall constitute a decision of all of Sellers and, if prior to or at the Closing, the Acquired Companies, and shall be final, binding and conclusive upon each Seller and the Acquired Companies (but, with respect to the Acquired Companies, only to the extent related to any time period ending at or prior to the Closing) and Buyer may rely upon any such written decision, consent or instruction of Agent as being the decision, consent or instruction of each and every Seller and the Acquired Companies.  Buyer and the other Buyer Indemnitees are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, consent or instruction of Agent.  Sellers hereby jointly and severally agree to indemnify and hold Agent, its affiliates and their officers, employees, successors, assigns, attorneys and agents harmless from all losses, costs, claims, demands, expenses, damages, penalties and attorney’s fees suffered or incurred by such Agent as a result of anything which it may do or refrain from doing in connection with this Agreement or any Transaction Document or any litigation or cause or action arising from or in conjunction with this Agreement or any Transaction Document or involving the subject matter hereof; provided that the foregoing indemnification shall not extend to the gross negligence or willful misconduct of Agent.

11.2       Fees and Expenses. Except as otherwise provided in this Agreement, Sellers and Buyer shall bear their own expenses and the expenses of their respective Affiliates (including, in the case of Sellers, each Acquired Company and Agent) in connection with the preparation and negotiation of this Agreement and the consummation of the Contemplated Transactions.  Notwithstanding the foregoing, Sellers and Buyer shall each pay one-half of the fee for the Notification and Report Forms filed with the Department of Justice and the Federal Trade Commission under the HSR Act.  Sellers and Buyer shall bear the fees and expenses of any broker or finder retained by such party and their respective Affiliates (including, in the case of Sellers, each Acquired Company and Agent) in connection with the Contemplated Transactions.

11.3       Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York without regard to conflicts of laws principles.

11.4       Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement that specifically references this Agreement and is executed by the party to be charged with the amendment.  Any amendment, modification or supplement signed by Agent shall be binding on and effective against all Sellers and, prior to Closing, the Acquired Companies.

11.5        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any of its Affiliates at any time.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns, and is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

11.6       Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.  Any waiver given by Agent shall be binding on and effective against all Sellers and, prior to Closing, the Acquired Companies.

11.7       Notices.

(a)           Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) sent by a internationally recognized overnight courier service, (iii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) successfully transmitted by facsimile with confirmation of receipt to the recipient at the address or facsimile number, as applicable, indicated on Schedule 11.7 or to such other address or facsimile number as any party hereto may, from time to time, designate in a written notice given in like manner, provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.  Any notice given to or by Agent in accordance with this Section will be deemed given to or by all Sellers.

(b)           Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (i) on the date such notice is personally delivered or delivered by facsimile, (ii) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier, or (iii) five (5) Business Days after the date such notice is sent by registered or certified mail; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

11.8       Complete Agreement. This Agreement, the Schedules and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

11.9       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

11.10     Publicity. Sellers and Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the Contemplated Transactions and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation or the rules, regulations or orders of any Governmental Authority, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult with the other party before issuing any such publication or press release.  Unless consented to by Agent and Buyer in advance or required by Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation or the rules, regulations or orders of any Governmental Authority, each party shall, and shall cause its Affiliates to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

11.11    Headings. The headings, table of contents and index contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.12    Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

11.13    Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement, except that the Financing sources are hereby made express third-party beneficiaries of Section 6.17, 11.3, 11.14 and 11.19.

11.14     Jurisdiction; Service of Process.

(a)           Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the United States District Court for the Southern District of New York, and each of the parties consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

(b)           Notwithstanding the foregoing, each of the parties hereto hereby agrees (i) that any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing source, or any of its Affiliates or representatives, arising out of or relating to the Contemplated Transactions, the Commitment Letter or the accompanying fee letter or the performance of services or consummation of transactions thereunder, shall be subject to the exclusive jurisdiction of any court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and (ii) not to bring, or permit any of its Affiliates to bring or support any other Person in bringing, any such claim, suit, action or proceeding in any other court.

11.15     Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.16    Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.17    Construction. The parties have participated jointly in the negotiating and drafting of this Agreement.  If an ambiguity of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.18     Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.

11.19     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.20     Consent of Limited Partners.  .Each of Lightfoot, International, KED and Tortoise, by executing this Agreement, hereby authorizes and consents to the sale of the interests of IRP GP in Resource Partners to Buyer.  In accordance with, and pursuant to the terms of the Second Amended and Restated Agreement of Limited Partnership of International Resource Partners LP dated as of April 18, 2008 (the “Partnership Agreement”), Buyer, as transferee of the general partnership units of Resource Partners agrees to assume the rights and duties of IRP GP under the Partnership Agreement and to be bound by the provisions of the Partnership Agreement, as it may be amended from time to time.

IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

JAMES RIVER COAL COMPANY

By: /s/ Peter T. Socha
Peter T. Socha
Chairman and Chief Executive Officer

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

LIGHTFOOT CAPITAL PARTNERS, LP

By: Lightfoot Capital Partners GP LLC
Its: General Partner

By: /s/ Vincent T. Cubbage

Name: Vincent T. Cubbage
Title: Chief Executive Officer

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

INTERNATIONAL INDUSTRIES, INC.

By: /s/ James H. Harless
Name: James H. Harless
Title: Chairman

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By: /s/ James C. Baker
Name: James C. Baker
Title: Vice President

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

TORTOISE CAPITAL RESOURCES CORPORATION

By: /s/ Ed Russell
Name: Ed Russell
Title: President

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

INTERNATIONAL RESOURCE PARTNERS GP LLC

By: /s/ Vincent T. Cubbage
Name: Vincent T. Cubbage
Title: Chief Executive Officer

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

AGENT:
INTERNATIONAL RESOURCE PARTNERS GP LLC

By: /s/ Vincent T. Cubbage
Name: Vincent T. Cubbage
Title: Chief Executive Officer

Signature Page to Purchase Agreement

ESCROW AGREEMENT

by and among

JAMES RIVER COAL COMPANY,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as escrow agent

and

INTERNATIONAL RESOURCE PARTNERS GP LLC
As agent for Sellers

________________ __, 2011

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”) is made and entered into as of the ____ day of __________ 2011, by and among:

(1)           JAMES RIVER COAL COMPANY, a corporation incorporated under the Laws of the State of Virginia (“Buyer”);

(2)           WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as escrow agent (“Escrow Agent”); and

(3)           INTERNATIONAL RESOURCE PARTNERS GP LLC, a limited liability company organized under the Laws of the State of Delaware, solely in its capacity as agent for Sellers (“Seller Agent”);

W I T N E S S E T H:

Whereas, Lightfoot Capital Partners, LP, a Delaware limited partnership (“Lightfoot”), International Industries, Inc., a West Virginia corporation (“International Industries”), International Resource Partners GP, LLC, a Delaware limited liability company (“IRP GP”), Kayne Anderson Energy Development Company, a Maryland limited  partnership (“KED”) and Tortoise Capital Resources Corporation, a Maryland corporation (“Tortoise”, and Lightfoot, International Industries, IRP GP, KED and Tortoise, each a “Seller” and collectively “Sellers”), are parties to that certain Purchase Agreement, dated as of March ___, 2011(the “Purchase Agreement”) pursuant to which Buyer will purchase all of the outstanding limited partnership units and general partnership units of International Resource Partners LP, a Delaware limited partnership (“Resource Partners”);

Whereas, Sellers own all of the outstanding limited partnership units and general partnership units of Resource Partners;

Whereas, the Sellers have approved the Purchase Agreement and the transactions contemplated thereby, including this Escrow Agreement;

Whereas, under the Purchase Agreement, each of Buyer and its Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) is entitled to certain rights to indemnification as provided in Article X and payments as provided in Section 2.8(b) and Section 2.8(c) of the Purchase Agreement;

Whereas, to provide funds for the Escrow Fund (as defined below), Buyer will deposit with the Escrow Agent an aggregate amount equal to $30,000,000; and

Whereas, the Escrow Agent has agreed to hold, invest, release and distribute the Escrow Fund pursuant to the terms of this Escrow Agreement.

Now, Therefore, for and in consideration of the premises and the mutual covenants and agreements contained in this Escrow Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.	CERTAIN DEFINITIONS.

For purposes of this Escrow Agreement, the capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

2.	APPOINTMENT OF THE ESCROW AGENT.

The Escrow Agent is hereby constituted and appointed as the escrow agent under this Escrow Agreement and the Escrow Agent accepts this appointment in accordance with the terms and conditions set forth in this Escrow Agreement and agrees to assume and perform the duties of the escrow agent pursuant to this Escrow Agreement.

3.	DEPOSIT AND USE OF THE ESCROW AMOUNT.

3.1           Buyer shall deposit with the Escrow Agent an aggregate amount of $30,000,000 (the “Escrow Amount”) in immediately available funds on the date hereof with the Escrow Agent, of which (i) $20,000,000  shall comprise the “General Escrow Amount” and (ii) $10,000,000 shall comprise the “Special Escrow Amount”.  The Escrow Agent shall deposit such funds, and all earnings and interest on, and proceeds of such funds, into a segregated account (all of such amounts related to the General Escrow Amount, the “General Escrow Fund” and all of such amount related to the Special Escrow Amount, the “Special Escrow Fund” and, collectively, the “Escrow Fund”).  The Escrow Fund shall be used to (i) satisfy any payment obligation to Buyer in the event that 10,000,000 tons of Additional Reserves (as defined in the Purchase Agreement) are not proven by the Escrow Release Date pursuant to Section 2.8(b) of the Purchase Agreement, (iii) satisfy any reimbursement of drilling and other reasonable out-of-pocket expenses up to $1,000,000 in connection with any efforts to prove Additional Reserves pursuant to Section 2.8(b) of the Purchase Agreement; (iii) satisfy any indemnification liabilities of Sellers for fines, legal fees and damages related to any Prior Violations (as defined in the Purchase Agreement) pursuant to Section 2.8(c) of the Purchase Agreement and (iv) satisfy any indemnification liabilities of the Sellers pursuant to Article X of the Purchase Agreement.

3.2           Immediately after receipt from Buyer of the Escrow Amount, the Escrow Agent shall confirm to Buyer and Seller Agent such receipt in writing.

3.3           The Escrow Agent agrees to hold, invest, release and distribute the Escrow Fund, and to act as Escrow Agent in accordance with the terms, conditions and provisions of this Escrow Agreement.

4.	DISPOSITION OF THE ESCROW FUND.

4.1           The Escrow Fund shall be released and distributed by the Escrow Agent in accordance with the provisions set forth below and, in any event, upon its receipt of, and in accordance with, joint written instructions from Buyer and Seller Agent.  Buyer and Seller Agent agree to jointly instruct the Escrow Agent to release and disburse the amounts in the Escrow Fund in a manner consistent with the terms and conditions of the Purchase Agreement and this Escrow Agreement.

4.2           Each Buyer Indemnitee, to the extent entitled to receive payment pursuant to Section 2.8(b) or to be indemnified pursuant to  Article X of the Purchase Agreement or, if Buyer so elects pursuant to Section 4.3(e) hereof, pursuant to Section 2.8(c)(iii) of the Purchase Agreement, shall be entitled to claim such amounts as provided in the Purchase Agreement and receive payments from the General Escrow Fund, in each case, in accordance with the following provisions:

If any Buyer Indemnitee believes that it has incurred any Losses for which it is entitled to indemnification under Article X of the Purchase Agreement or payment under Sections 2.8(b) or 2.8(c)(iii), Buyer shall deliver to the Escrow Agent written notice (a “Claim Notice”) (i) naming the Buyer Indemnitee making the claim (the “Buyer Indemnified Person”), (ii) describing such Losses and, to the extent known, the amount thereof (the “Claim Amount”), (iii) stating that the Buyer Indemnified Person is entitled to payment under Section 2.8(b) or Section 2.8(c)(iii) or indemnification under Article X of the Purchase Agreement for such Losses and providing a reasonable explanation of the basis thereof, and (iv) demanding payment in the amount of such Losses, to the extent such Losses are known and then incurred.  The Claim Notice must be given prior to the Escrow Release Date in order to be eligible to receive payments from the General Escrow Fund.  At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by Buyer to Seller Agent.  Promptly, and in any event within two (2) Business Days after its receipt of the Claim Notice (and notwithstanding any prior delivery of the Claim Notice by Buyer to Seller Agent), the Escrow Agent shall deliver a copy of the Claim Notice to Seller Agent.  Subject to Paragraph 4.2(b) hereof, the Escrow Agent shall, promptly after the thirtieth (30th) day after the Escrow Agent’s delivery of a copy of the Claim Notice to Seller Agent (such 30-day period, the “Response Period”), (x) with respect to indemnification or payment for a specified amount, pay or distribute to the Buyer Indemnified Person named in the Claim Notice cash out of the General Escrow Fund in the amount specified in the Claim Notice or (y) with respect to contingent indemnification or payment claims not then payable pursuant to the terms of the Claim Notice, designate and segregate out of the General Escrow Fund the contingent amount subject to the Claim Notice.  Payment shall be distributed as specified in the Claim Notice.  Buyer, on behalf of itself or any other Buyer Indemnitee, shall in all cases be the only provider of Claim Notices.  “Business Day” means any day that is not (i) a Saturday, Sunday or other day on which banks are required or authorized by applicable law to be closed in the City of Charleston, West Virginia and the City of New York, New York or (ii) any other day on which the Escrow Agent is closed for business.

Notwithstanding the provisions of Paragraph 4.2(a) hereof, the Escrow Agent shall not make any payment from the General Escrow Fund with respect to a Claim Notice if, during the Response Period, Seller Agent shall have delivered to the Escrow Agent a written objection to the claim for indemnification or payment made or the Claim Amount set forth in the Claim Notice (an “Objection”).  If the Escrow Agent does not receive an Objection within the Response Period, then Seller Agent shall be deemed to have acknowledged the obligation to indemnify or make such payment, as applicable, and the correctness of such Claim Amount for the full amount thereof subject to a current claim for payment as specified in the Claim Notice.  At the time of delivery of any Objection to the Escrow Agent, a duplicate copy of such Objection shall be delivered by Seller Agent to Buyer.

Upon receipt of an Objection pursuant to this Escrow Agreement, the Escrow Agent shall (i) deliver notice of the Objection to Buyer, (ii) distribute to the Buyer Indemnified Person cash out of the General Escrow Fund in an amount equal to that portion, if any, specified in the Claim Notice which is not disputed by Seller Agent in such Objection, and (iii) designate and segregate out of the General Escrow Fund the amount subject to the Claim Notice which is disputed by Seller Agent in the Objection or is not then payable pursuant to the terms of the Claim Notice.  Thereafter, the Escrow Agent shall not distribute to the Buyer Indemnified Person or Seller Agent the segregated portion of the General Escrow Fund subject to the Claim Notice until the Escrow Agent shall have received joint written instructions from Buyer and Seller Agent, in form and substance reasonably satisfactory to the Escrow Agent, concerning the determination of the amount of the indemnification payment, if any, to which the Buyer Indemnified Person is entitled.

After an Objection has been delivered to the Escrow Agent and Buyer, Buyer and Seller Agent shall attempt in good faith to agree upon the rights of the Buyer Indemnified Person with respect to each of the amounts that comprise the asserted Claim Amount (or the amount subject to the Claim Notice which is disputed by Seller Agent in the Objection).  If Buyer and Seller Agent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Buyer and Seller Agent and, in the case of a demand for recovery from the General Escrow Fund, shall deliver to the Escrow Agent joint written instructions from Buyer and Seller Agent setting forth such agreement.  If no such agreement can be reached after good faith negotiation within 30 days after delivery of an Objection, either Seller Agent or Buyer may pursue any and all remedies as shall be available to such party pursuant to the Purchase Agreement; provided, however, that if such dispute relates to a claim for payment related to any Prior Violations pursuant to Section 2.8(c)(iii) of the Purchase Agreement, the amounts in dispute shall be submitted to binding arbitration as set forth in Section 2.8(c)(iv) of the Purchase Agreement.  The Escrow Agent will (i) pay the Buyer Indemnified Person out of the General Escrow Fund the amount that the Buyer Indemnified Person is entitled to receive as promptly as practicable after receiving joint written instructions concerning such final determination from Buyer and Seller Agent and (ii) if applicable, cause to be distributed to Seller Agent, for the benefit of and distribution to Sellers, such amount as to which Sellers would be entitled to distribution under Paragraph 4.6 hereof after giving effect to the foregoing joint written instructions.

4.3           Buyer, to the extent entitled to payment related to any Prior Violations pursuant to Section 2.8(c) of the Purchase Agreement, shall be entitled to claim such amounts equal to such Buyer Indemnitee’s Losses and receive payments from the Special Escrow Fund, in each case, in accordance with the following provisions:

(a)           If Buyer has incurred any Losses or other damages for which it is entitled to payment under Section 2.8(c) of the Purchase Agreement, Buyer shall deliver to the Escrow Agent a Claim Notice (i) describing such Losses and, to the extent known, the Claim Amount, (ii) stating that the Buyer Indemnified Person is entitled to payment under Section 2.8(c) of the Purchase Agreement for such Losses and providing a reasonable explanation of the basis thereof, and (iii) demanding payment in the amount of such Losses, to the extent such Losses are known and then incurred.  The Claim Notice must be given prior to the Final Release Date in order to be eligible to receive payments from the Special Escrow Fund.  At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by Buyer to Seller Agent.  Promptly, and in any event within two (2) Business Days after its receipt of the Claim Notice (and notwithstanding any prior delivery of the Claim Notice by Buyer to Seller Agent), the Escrow Agent shall deliver a copy of the Claim Notice to Seller Agent.  Subject to Paragraph 4.3(b) hereof, the Escrow Agent shall, promptly after the Response Period, (x) with respect to payment for a specified amount, pay or distribute to Buyer, cash out of the Special Escrow Fund in the amount specified in the Claim Notice or (y) with respect to contingent payment claims not then payable pursuant to the terms of the Claim Notice, designate and segregate out the contingent amount subject to the Claim Notice.  Payment shall be distributed as specified in the Claim Notice.

(b)           Notwithstanding the provisions of Paragraph 4.3(a) hereof, the Escrow Agent shall not make any payment from the Special Escrow Fund with respect to a Claim Notice if, during the Response Period, Seller Agent shall have delivered to the Escrow Agent an Objection.  If the Escrow Agent does not receive an Objection within the Response Period, then Seller Agent shall be deemed to have acknowledged the obligation to indemnify and the correctness of such Claim Amount for the full amount thereof subject to a current claim for payment as specified in the Claim Notice.  At the time of delivery of any Objection to the Escrow Agent, a duplicate copy of such Objection shall be delivered by Seller Agent to Buyer.

(c)           Upon receipt of an Objection pursuant to this Escrow Agreement, the Escrow Agent shall (i) deliver notice of the Objection to Buyer, (ii) distribute to Buyer cash out of the Special Escrow Fund in an amount equal to that portion, if any, specified in the Claim Notice which is not disputed by Seller Agent in such Objection, and (iii) designate and segregate out of the Special Escrow Fund the amount subject to the Claim Notice which is disputed by Seller Agent in the Objection or is not then payable pursuant to the terms of the Claim Notice.  Thereafter, the Escrow Agent shall not distribute to Buyer or Seller Agent the segregated portion of the Special Escrow Fund subject to the Claim Notice until the Escrow Agent shall have received joint written instructions from Buyer and Seller Agent, in form and substance reasonably satisfactory to the Escrow Agent, concerning the determination of the amount of the payment, if any, to which Buyer is entitled.

(d)           After an Objection has been delivered to the Escrow Agent and Buyer, Buyer and Seller Agent shall attempt in good faith to agree upon the rights of Buyer with respect to each of the amounts that comprise the asserted Claim Amount (or the amount subject to the Claim Notice which is disputed by Seller Agent in the Objection).  If Buyer and Seller Agent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Buyer and Seller Agent and, in the case of a demand for recovery from the Special Escrow Fund, shall deliver to the Escrow Agent joint written instructions from Buyer and Seller Agent setting forth such agreement.  If no such agreement can be reached after good faith negotiation within 30 days after delivery of an Objection, the amounts in dispute shall be submitted to binding arbitration as set forth in Section 2.8(c)(iv) of the Purchase Agreement.  The Escrow Agent will (i) pay Buyer out of the Special Escrow Fund the amount that Buyer is entitled to receive as promptly as practicable after receiving joint written instructions concerning such final determination from Buyer and Seller Agent and (ii) if applicable, cause to be distributed to Seller Agent, for the benefit of and distribution to Sellers, such amount as to which Sellers would be entitled to distribution under Paragraph 4.7 hereof after giving effect to the foregoing joint written instructions.

(e)           Notwithstanding the foregoing, if, prior to the Escrow Release Date Mine 8 (as defined in the Purchase Agreement) is designated on a Pattern of Violation (POV) list by the Mine Safety and Health Administration that is attributable to the Prior Violations, Buyer shall be entitled to payment related to any Prior Violations pursuant to Section 2.8(c)(iii) of the Purchase Agreement, Buyer shall have the right, at its sole discretion, to submit a Claim Notice for Losses or other damages to the Escrow Agent and receive payments from the General Escrow Fund before proceeding against the Special Escrow Fund.

4.4           At any time prior to the final termination of this Escrow Agreement, the Escrow Agent shall, if jointly instructed in a writing signed by Buyer and Seller Agent, release or cause to be released from the Escrow Fund to Buyer or Seller Agent, for the benefit of and distribution to Sellers, as directed, the amount of cash specified in any such writing.

4.5           The Escrow Agent shall not dispose of all or any portion of the amounts in the Escrow Fund other than as specifically provided in this Escrow Agreement.

4.6           On the fourteen (14) month anniversary of the date of this Escrow Agreement (the “Escrow Release Date”), the Escrow Agent shall cause to be distributed from the General Escrow Fund to:

(a)           Buyer, as promptly as practicable after receiving joint written instructions from Buyer and Seller Agent, an amount equal to (1) $5,000,000 less amounts previously paid to Buyer pursuant to Section 2.8(b)(iv) of the Purchase Agreement multiplied by (2) the ratio of (x) 10,000,000 minus the number of tons of Additional Reserves (as defined in the Purchase Agreement) proven prior to the Escrow Release Date to (y) 10,000,000 (plus any accrued interest or earnings on such amount); provided, however, that if the number of tons of Additional Reserves is equal to or greater than 10,000,000 tons, Buyer shall not be entitled to any distribution from the General Escrow Fund pursuant to this Paragraph 4.6(a); and

(b)           To Seller Agent, for the benefit of and distribution to Sellers, an amount equal to (1) any amount then remaining in the General Escrow Fund (including any remaining accrued interest or earnings thereon), less (2) if the distribution contemplated by Paragraph 4.6(a) hereof has not occurred, the amount that Buyer claims to be entitled to pursuant to Paragraph 4.6(a) as certified to the Escrow Agent in writing by Buyer no later than the Business Day preceding the Escrow Release Date, less (3) any amount subject to a Claim Notice delivered prior to the Escrow Release Date pursuant to Paragraph 4.2 to the extent such Claim Notice has not been resolved prior to such date.  Any amount retained in escrow from the General Escrow Fund after the Escrow Release Date pursuant to the preceding sentence shall be held by the Escrow Agent and shall be used to make any such distribution or distributions contemplated by Paragraph 4.2 hereof and to indemnify or make a payment to the Buyer Indemnitees for such unresolved Claim Notices subject to the terms and conditions of the Purchase Agreement (but only as to Buyer and Seller Agent) and this Escrow Agreement (being the only document by which the Escrow Agent is bound) and upon resolution and if applicable payment out of the General Escrow Fund in satisfaction of the foregoing, any remaining amounts in escrow (including any remaining interest or earnings thereon), shall be promptly distributed by, on behalf of or at the direction of, the Escrow Agent to Seller Agent, for the benefit of and distribution to Sellers.

4.7           Upon the final resolution of all legal proceedings and fines relating to the Prior Violations, or on joint written direction of Buyer and Seller Agent (such date, the “Final Release Date”), the Escrow Agent shall pay to Seller Agent, for the benefit of and distribution to Sellers, an amount equal to (1) any amount then remaining in the Special Escrow Fund (including any remaining accrued interest or earnings thereon), less (2) any amount subject to a Claim Notice delivered prior to the Final Release Date pursuant to Paragraph 4.3 to the extent such Claim Notices has not been resolved prior to such date.  Any amount retained in escrow from the Special Escrow Fund after the Final Release Date pursuant to the preceding sentence shall be held by the Escrow Agent and shall be used to make any such distribution or distributions contemplated by Paragraph 4.3 hereof and to make a payment to Buyer for such unresolved Claim Notices subject to the terms and conditions of the Purchase Agreement (but only as to Buyer and Seller Agent) and this Escrow Agreement (being the only document by which the Escrow Agent is bound) and upon resolution and if applicable payment out of the Special Escrow Fund in satisfaction of the foregoing, any remaining amounts in escrow (including any remaining interest or earnings thereon), shall be promptly distributed by, on behalf of or at the direction of, the Escrow Agent to Seller Agent, for the benefit of and distribution to Sellers.

4.8           Subject to the other provisions of this Escrow Agreement, upon distribution of the entire amount of the Escrow Fund (including amounts withheld pursuant to unresolved Claim Notices, if any), this Escrow Agreement shall be terminated.

5.	INVESTMENT; EARNINGS.

The Escrow Agent is hereby authorized and directed to hold and invest the Escrow Fund and to distribute such Escrow Fund in accordance with the terms of this Escrow Agreement.  At the joint written direction of Buyer and Seller Agent, the Escrow Agent shall invest and reinvest the Escrow Fund in (a) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof; (b) certificates of deposits (including money market certificates and similar instruments) of or accounts with national banks or holding companies of national banks having capital and surplus in excess of $100,000,000 at the time of investment; (c) any money market account or fund, whether insured or uninsured, including, without limitation, a money market account at Wells Fargo Bank, National Association; (d) repurchase agreements with U.S. Treasuries as collateral; and (e) other investments that are mutually approved in writing by Buyer and Seller Agent.  In the absence of joint written instructions from Buyer and Seller Agent, the Escrow Fund shall be invested and reinvested in accordance with the Investment Selection Instructions set forth as Exhibit A hereto.  Interest accruing on, and any profit realized from, such investment shall be credited, and any loss resulting from such investments shall be charged, to the Escrow Fund.  Subject to Paragraph 8.4 below, all interest or earnings earned on amounts in the Escrow Fund, if any, shall be distributed to Seller Agent, for the benefit of and distribution to Sellers, at the times specified in Paragraphs 4.2, 4.3, 4.6 and 4.7 hereof. The Escrow Agent is hereby authorized and directed to sell and reduce to cash such investments, if necessary, to make disbursements under this Escrow Agreement.  The Escrow Agent shall not be responsible for any profit or loss realized on such investments, except in the case of fraud, gross negligence or willful misconduct by the Escrow Agent.  Buyer and Seller Agent acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

6.	LIABILITY AND COMPENSATION OF ESCROW AGENT.

6.1           The Escrow Agent’s obligations and duties in connection herewith are confined to those specifically enumerated in this Escrow Agreement, which obligations and duties shall be deemed purely ministerial, and not fiduciary, in nature.  The Escrow Agent shall not be required to take notice of the Purchase Agreement and shall have no duty or responsibility to take any action pursuant thereto.  The Escrow Agent shall not be in any manner liable or responsible for the sufficiency, correctness, genuineness, or validity of any documents deposited with it or with reference to the form of execution thereof, or the identity, authority, or rights of any Person executing or depositing the same, and the Escrow Agent shall not be liable for any loss that may occur by reason of forgery, false representation, or the exercise of its discretion in any particular manner or for any other reason, except for its own fraud, gross negligence or willful misconduct.  The Escrow Agent shall not be required to act upon or take notice of any direction, demand, notice, communication or instructions provided to the Escrow Agent by any Seller, but shall act upon and take notice solely of notices, communications or instructions provided to the Escrow Agent by Seller Agent and Buyer as provided for herein.  The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent by any party to this Escrow Agreement in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with the Escrow Fund or this Escrow Agreement, or to appear in, prosecute or defend in any such legal action or proceedings.

6.2           The Seller Agent, on behalf of each Seller, and Buyer jointly and severally covenant and agree to indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees and agents from and against any and all losses, claims, damages, liabilities, and reasonable out-of-pocket expenses, including without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed on the Escrow Agent or incurred directly or indirectly in connection with this Escrow Agreement, its acceptance of this appointment as the Escrow Agent hereunder, or of the performance of its duties hereunder, including without limitation, any litigation arising from this Escrow Agreement or involving the subject matter hereof; provided, that if the Escrow Agent shall be found guilty of fraud, willful misconduct or gross negligence in connection with its services under this Escrow Agreement then, in that event, the Escrow Agent shall bear all such losses, claims, damages, liabilities, and expenses; provided further, that solely as between Buyer and Sellers, this Paragraph 6.2 hereof shall not prejudice any right or obligations of Buyer and Sellers among themselves pursuant to the Purchase Agreement.  The provisions of this Paragraph 6.2 hereof shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

6.3           If a dispute occurs among the parties hereto or otherwise with respect to the Escrow Fund, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, upon an order of such court, all of the Escrow Fund, together with such legal pleadings as it or its counsel deems appropriate, and, thereupon be discharged from all further duties and liabilities under this Escrow Agreement.  The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation (as provided for herein) earned prior to such filing and the provisions of Paragraph 6.1 hereof shall survive as to such action.

6.4           The Escrow Agent’s fees hereunder shall be as set forth in Schedule A hereto (the “Escrow Agent’s Compensation”) and shall be paid one-half by the Seller Agent, on behalf of each Seller, and one-half by Buyer at the times and in the manner set forth in Schedule A.  In addition, Seller Agent, on behalf of each Seller, and Buyer shall each pay one-half of all other amounts due and owing Escrow Agent pursuant to Schedule A.  This fee is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that if the conditions of this Escrow Agreement are not fulfilled or the Escrow Agent renders any reasonably required material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to or justifiably intervenes in any litigation pertaining to this Escrow Agreement or the subject matter hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees, occasioned by such controversy, litigation, or event, and the same shall be payable by Seller Agent, on behalf of each Seller, and Buyer, pursuant to this Paragraph 6.4 hereof.

6.5           The Escrow Agent may resign at any time, upon thirty (30) days prior written notice to Buyer and Seller Agent, and prior to such resignation shall deposit the Escrow Fund with a successor escrow agent, which shall be a national bank, to be jointly designated in writing by Buyer and Seller Agent.  Any such successor escrow agent must agree to be, and shall be bound by, and shall have all the rights, duties, and responsibilities of the Escrow Agent under this Escrow Agreement.  If, upon the effective date of such resignation, no successor escrow agent shall have been designated, the Escrow Agent shall be entitled to treat such failure to designate a successor as a dispute subject to the provisions of Paragraph 6.3 hereof.  Such resignation shall not deprive the Escrow Agent of its compensation (as provided for herein) earned prior thereto.

6.6           Buyer and Seller Agent may terminate this Escrow Agreement (including in connection with the appointment of a new escrow agent) by joint written notice which shall specify the disposition of the Escrow Fund (which disposition must be in a manner consistent with the Purchase Agreement) and the Escrow Agent shall, upon receipt thereof, promptly disburse the Escrow Fund in accordance with such specified disposition.

6.7           The Escrow Agent may from time to time consult with legal counsel of its own choosing in the event of any disagreement or controversy or question or doubt as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the written opinion or instructions of such counsel, except in instances of the Escrow Agent’s own fraud, gross negligence or willful misconduct.  Any reasonable fees and expenses of such legal counsel shall be considered part of the fees and expenses of the Escrow Agent described herein.

6.8           No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights hereunder.

6.9           Subject to Paragraph 6.6, any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

6.10           In the event that any of the Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

6.11           The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

7.	SELLER AGENT.

7.1           Pursuant to the Purchase Agreement, Seller Agent shall act on behalf of the Sellers and shall have such powers as are delegated under or pursuant to the Purchase Agreement.  The Seller Agent shall cause to be distributed all distributions to it from the Escrow Fund to or for the benefit of the Sellers in accordance with and subject to the terms of the Purchase Agreement.

7.2           None of Buyer, any Buyer Indemnitee or the Escrow Agent shall be responsible or liable for any acts or omissions of Seller Agent acting in Seller Agent’s capacity as such.

8.	TAXES.

8.1           For all federal, state, local and foreign tax reporting purposes, all interest and earnings on the Escrow Fund in any calendar year shall for tax purposes be allocated to and reported by Buyer.  Unless and until any portion of the Escrow Fund is distributed to Seller Agent, for the benefit of and distribution to Sellers, the Escrow Fund shall be considered as owned by Buyer for all federal, state or local tax purposes.

8.2           The Escrow Agent annually shall file information returns on Form 1099 with respect to such interest and earning payments consistent with the provisions of Paragraph 8.1 hereof.  Buyer shall provide to the Escrow Agent all forms and information necessary to complete such information returns, including but not limited to IRS Form W-8 BEN or W-9, as applicable.  The Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to the Escrow Fund or any income earned thereon.

8.3           In the event the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, relating to income or earnings derived from the Escrow Fund or any payment made hereunder, the Escrow Agent may deduct such taxes from such income, earnings, or payment allocable or otherwise payable to Buyer for such taxes.

8.4           No later than fifteen (15) days after the end of each quarter, and upon the distribution to Seller Agent of any portion of the Escrow Fund pursuant to Paragraph 4.2, 4.3, 4.6 or 4.7 hereof or otherwise pursuant to this Escrow Agreement, the Escrow Agent shall distribute to Buyer forty percent (40%) of any interest or earnings accrued in respect of the Escrow Fund during such quarter or, in the case of a distribution of any portion of the Escrow Fund, from the first day of the quarter in which such distribution is made and until and including the date of such distribution (an “Income Tax Release”); provided that, for the avoidance of doubt, any Income Tax Release shall have priority and precede any other release of interest and earnings from the Escrow Fund.

9.	SUCCESSORS AND ASSIGNS.

This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto; provided that (i) Buyer or Seller Agent may assign its rights and delegate its obligations hereunder to any Affiliate or to any successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of Buyer’s or Seller Agent’s stock or assets; and (ii) the Escrow Agent may assign its rights hereunder to a successor escrow agent appointed in accordance with the provisions hereof.  In the event of any such proposed assignment, an amendment to this Escrow Agreement, in form and substance reasonably acceptable to the Escrow Agent, shall be executed and delivered if the Escrow Agent reasonably deems such an amendment to be necessary or desirable.

10.	NOTICES.

Any notice, demand, or communication required or permitted to be given by any provision of this Escrow Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) sent by an internationally recognized overnight courier service, (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  Except as otherwise provided herein, any notice under this Escrow Agreement will be deemed to have been given (i) on the date such notice is personally delivered or delivered by facsimile, (ii) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier, or (iii) five (5) Business Days after the date such notice is sent by registered or certified mail; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.  Notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice or communication hereunder prior to the Escrow Agent’s actual receipt thereof. The addresses, as each may be updated from time to time by providing proper notice hereunder, of the parties for purposes of this Escrow Agreement are:

(i)	If to Buyer:	James River Coal Company Attn: Peter Socha, Chairman and Chief Executive Officer 901 E. Byrd Street, Suite 1600 Richmond, Virginia 23219-4080
	with a copy, which shall not constitute notice, to:	Kilpatrick Townsend & Stockton LLP Attn: David A Stockton 1100 Peachtree Street Suite 2800 Atlanta, Georgia 30309
(ii)	If to Escrow Agent:	Wells Fargo Bank, National Association Attn: Stefan Victory; Corporate, Municipal and Escrow Solutions 7000 Central Parkway, Suite 550 Atlanta, Georgia 30328
(iii)	If to Seller Agent:
International Resource Partners GP LLC c/o Lightfoot Capital Partners GP LLC Attn: Vince Cubbage, Chief Executive Officer 725 Fifth Avenue, 19th Floor New York, NY 10022
	with a copy, which shall not constitute notice, to:	Jackson Kelly PLLC Attn: Louis S. Southworth, II Elizabeth Osenton Lord 500 Laidley Tower P.O. Box 553 Charleston, West Virginia 25302 (25322)

Any party may change the address to which notices, requests, demands or other communications to such party will be delivered or mailed by giving notice of the address change to the other parties to this Escrow Agreement in the manner provided in this Escrow Agreement.

11.	MISCELLANEOUS

11.1           The Paragraph headings contained in this Escrow Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

11.2           Whenever possible, each provision of this Escrow Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Escrow Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

11.3           Any provision of this Escrow Agreement may be amended or waived only in writing signed by Buyer, the Escrow Agent and Seller Agent.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.  No course of dealing between the parties to this Escrow Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Escrow Agreement.  No delay by any party to this Escrow Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to this Escrow Agreement of any such right or remedy shall preclude any other or further exercise thereof.  A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

11.4           Except for the Purchase Agreement as it applies only to the parties who executed the Purchase Agreement, this Escrow Agreement constitutes the complete agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.5           The parties have participated jointly in the negotiation and drafting of this Escrow Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Escrow Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Escrow Agreement.  The word “including” shall mean including without limitation.

11.6           Nothing expressed or implied or referred to in this Escrow Agreement will be construed to give any Person other than the parties to this Escrow Agreement and the Sellers any legal or equitable right, remedy, or claim under or with respect to this Escrow Agreement or any provision of this Escrow Agreement.

11.7           This Escrow Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.8           Buyer and Seller Agent shall have the right under this Escrow Agreement, upon request, to examine and audit, during business hours or at such other times as might be reasonable under the circumstances and with reasonable notice to the Escrow Agent, any and all of the books, records, or other information of the Escrow Agent concerning this Escrow Agreement or the Escrow Fund, at the requesting party’s expense.

11.9           The construction and performance of this Escrow Agreement will be governed by the Laws of the State of New York without giving effect to the choice or conflict of Law provisions thereof.

11.10         WAIVER OF JURY TRIAL.  THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS ESCROW AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH 11.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS ESCROW AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.11          Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the parties to this Escrow Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit B-1 and Exhibit B-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

11.12          Escheat.  Buyer and Seller Agent are aware that under applicable state law, property which  is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to Buyer, Seller Agent, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Fund escheat by operation of law, except to the extent resulting from the Escrow Agent’s gross negligence or willful misconduct.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

BUYER:

JAMES RIVER COAL COMPANY

By:
Name:
Title:
Tax Identification Number: __________________

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as escrow agent

By:
Name:
Title:

INTERNATIONAL RESOURCE PARTNERS GP LLC
solely in its capacity as Seller Agent:

By:
Name:
Title:

SCHEDULE A

FEE SCHEDULE

Attached.

EXHIBIT A

INVESTMENT SELECTION INSTRUCTIONS

Agency and Custody Account Direction
For Cash Balances
Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as we shall jointly direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

Each of us, acting in our respective representative capacities only, understands that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

Each of us, acting in our respective representative capacities only, acknowledge that we have full power to direct investments of the Account.

We each understand that we may change this direction at any time only upon the giving of joint written instructions signed by each of us and that it shall continue in effect until revoked or modified by us by joint written notice to you.

________________________	________________________
Authorized Representative	Authorized Representation
James River Coal Company	International Resource Partners GP LLC

________________________	_________________
Date	Date

EXHIBIT B-1

CERTIFICATE OF INCUMBENCY

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of James River Coal Company and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of James River Coal Company.

Name / Title	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature

EXHIBIT B-2

CERTIFICATE OF INCUMBENCY

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of International Resource Partners GP LLC and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of the Sellers.

Name / Title	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature